Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

KESTREL ACQUISITION, LLC

as Purchaser,

and

NRG WHOLESALE GENERATION LP,

and

RRI ENERGY SERVICES, LLC

as Sellers

Dated as of February 22, 2018

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

EXHIBITS*

EXHIBIT A	Form of Assignment and Assumption of Easement Agreements

EXHIBIT B	Form of Bill of Sale Assignment and Assumption Agreement

EXHIBIT C	CapEx Budget

EXHIBIT D	Form of Deed

EXHIBIT E	Excluded Project

EXHIBIT F	Hunterstown CT Facility

EXHIBIT G	Service and Parts Agreements (LTSAs)

EXHIBIT H	Project

EXHIBIT I	Surveys

EXHIBIT J	Form of FIRPTA Certificate

ANNEX A	Working Capital Adjustment

SCHEDULES*

SELLER DISCLOSURE SCHEDULE:

Section 1.01(b)	Knowledge of Sellers
Section 2.01(a)(i)	Transferred Deposits
Section 2.01(a)(iii)	Transferred Inventories
Section 2.01(a)(v)	Transferred Easements
Section 2.01(a)(vi)	Transferred Tangible Personal Property
Section 2.01(a)(vii)	Assumed Contracts
Section 2.01(a)(viii)	Transferred Permits
Section 2.01(a)(ix)	Records
Section 2.01(a)(x)	Transferred Intellectual Property
Section 2.01(a)(xi)	Transferred Allowances
Section 2.01(a)(xv)	Additional Assets
Section 3.03	No Conflicts - Sellers
Section 3.04	Governmental or Regulatory Approvals; Filings - Sellers
Section 3.05	Legal Proceedings — Sellers
Section 3.08	No Undisclosed Liabilities
Section 3.09	Absence of Changes
Section 3.11(a)	Owned Real Property
Section 3.11(b)	Leases; Liens
Section 3.11(c)	Subleases
Section 3.11(d)	Real Property Proceedings

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

Section 3.12	Personal Property
Section 3.13	Intellectual Property
Section 3.13(d)	Transferred Intellectual Property
Section 3.14(a)	Seller Contracts
Section 3.14(a)(xvii)	Support Obligations
Section 3.14(b)	Seller Contract Matters
Section 3.15	Taxes
Section 3.16(a)	Employee Matters
Section 3.16(d)	Seller Employee Plans
Section 3.16(e)	Multiemployer Plans
Section 3.16(g)	Acceleration of Benefits
Section 3.17	Insurance
Section 3.18	Environmental Matters
Section 3.19	Material Permits
Section 3.20	Affiliate Transactions
Section 3.21	Condition of Assets
Section 3.22	Hedging Arrangements
Section 3.23	Capital Expenditures
Section 5.03	Certain Restrictions; Derivatives Plan
Section 5.05(a)	Governmental Filings
Section 5.08	Seller Support Obligations
Section 7.04	Business Employee
Section 9.05	Seller Governmental or Regulatory Approvals

PURCHASER DISCLOSURE SCHEDULE:

Section 1.01(a)	Knowledge of Purchaser
Section 4.03	No Conflicts
Section 4.04	Governmental or Regulatory Approvals; Filings
Section 6.02(a)	Purchaser Governmental Filings
Section 8.05	Purchaser Governmental or Regulatory Approvals
Section 8.10	Termination of Certain Agreements

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of February 22, 2018 (this “Agreement”) by and among Kestrel Acquisition, LLC, a Delaware limited liability company (“Purchaser”), on the one hand, and NRG Wholesale Generation LP, a Delaware limited partnership (“NRGWG”), and RRI Energy Services, LLC, a Delaware limited liability company (“RRI” and together with NRGWG, each a “Seller” and collectively, “Sellers”), on the other hand. Each of Purchaser and Sellers are sometimes referred to herein collectively as the “Parties”, and each as a “Party”.

W I T N E S S E T H:

WHEREAS, Sellers, through one or more Affiliates, are engaged in the Business;

WHEREAS, NRGWG desires to sell, transfer and assign, and Purchaser desires to purchase and acquire from NRGWG, all of the Purchased Assets other than the TETCO Contracts, and in connection therewith, Purchaser is willing to assume from NRGWG the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, RRI desires to sell, transfer and assign, and Purchaser desires to purchase and acquire from RRI, the TETCO Contracts, and in connection therewith, Purchaser is willing to assume from RRI the Assumed Liabilities related to the TETCO Contracts, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on or prior to the date hereof, the Consenting GenOn Noteholders (as defined in the Plan) and the GenOn Steering Committee (as defined in the Plan) have irrevocably consented (the “Creditor Consent”) to the transactions contemplated by this Agreement as a Third-Party Sale Transaction (as defined in the Plan);

WHEREAS, as an inducement for Sellers to enter into this Agreement, Platinum Equity Capital Partners IV, L.P., a Delaware limited partnership (“Purchaser Guarantor”), has, on the date hereof, executed and delivered to Sellers a limited guarantee of certain payment obligations of Purchaser hereunder upon the terms and subject to the conditions of such limited guarantee (the “Limited Guarantee”); and

WHEREAS, as an inducement for the Parties to enter into this Agreement, on the date hereof, GenOn, NRG and Purchaser have executed and delivered to each other their respective duly executed counterparts to a Transition Services Agreement by and among GenOn, NRG and Purchaser.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.01         Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Acid Rain Program” means the U.S. Environmental Protection Agency’s acid rain program regulations contained in 40 C.F.R. Parts 72 - 78, as such regulations are updated from time to time pursuant to subsequent regulations issued by Governmental or Regulatory Authorities of competent jurisdiction.

“Actions or Proceedings” means any action, litigation, suit, proceeding, arbitration or Governmental or Regulatory Authority inquiry or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided, however, that none of NRG Energy, Inc. or its Affiliates (other than GenOn and its subsidiaries) shall be deemed Affiliates of Sellers or their subsidiaries.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Allocation” has the meaning ascribed thereto in Section 7.03(a).

“Assets” means, with respect to a Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment and Assumption of Easement Agreements” means one or more Assignment and Assumption of Easement Agreements to be executed by Purchaser and NRGWG at the Closing, substantially in the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning ascribed thereto in Section 2.01(a)(vii).

“Assumed Liabilities” has the meaning ascribed thereto in Section 2.01(d).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases.

“Bill of Sale” means one or more Bill of Sale and Assignment and Assumption Agreement(s), substantially in the form attached hereto as Exhibit B, containing the assignment and assumption of the Purchased Assets and Assumed Liabilities, other than the assignment of

Owned Real Property (which shall be transferred pursuant to the Deeds), and Transferred Easements (which shall be assigned pursuant to one or more Assignment and Assumption of Easement Agreements).

“Business” means the ownership and operation of the Project as currently conducted, including the generation and sale of electricity, capacity and electricity-related products by Sellers and their Affiliates at or from the Project as currently conducted, the receipt by Sellers and their Affiliates of fuel and the conduct of other activities by Sellers and their Affiliates incidental to the foregoing, all as currently conducted.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Business Employee” means each individual listed on Section 7.04 of the Seller Disclosure Schedule.

“CapEx Budget” means, as set forth on Exhibit C, the capital budget of the Project for the fiscal year ending December 31, 2018, including all capital expenditures, including a reasonable summary of such expenditures, broken down into reasonable categories.

“Casualty Loss” has the meaning ascribed thereto in Section 7.01(a).

“CBA” has the meaning ascribed thereto in Section 7.04(b).

“Chapter 11 Cases” has the meaning ascribed thereto in the Plan.

“Closing” has the meaning ascribed thereto in Section 2.04.

“Closing Date” means (a) the third (3rd) Business Day or (b) such other date as Purchaser and Sellers may mutually agree in writing, in each case following the date on which the last of the conditions set forth in Article VIII and Article IX are satisfied or waived by Purchaser and/or Sellers, as the case may be (except for such conditions that by their nature can only be satisfied by deliveries made at the Closing and subject to the satisfaction or waiver of such conditions as provided herein).

“Closing Date Working Capital” means the result, determined as of 12:01 A.M. Eastern time on the Closing Date, of (a) Working Capital Assets minus (b) Working Capital Liabilities; provided, however, that the Closing Date Working Capital shall not be less than zero nor more than $35,000,000.

“Closing Purchase Price” has the meaning ascribed thereto in Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or replaced from time to time.

“Code” means the Internal Revenue Code of 1986, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Condemnation” has the meaning ascribed thereto in Section 7.02(a).

“Condemnation Value” has the meaning ascribed thereto in Section 7.02(a).

“Confidential Information” has the meaning ascribed thereto in Section 11.04(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 14, 2017, by and between GenOn and Platinum Equity Advisors, LLC.

“Confirmation Order” means that certain Order Confirming the Third Amended Joint Chapter 11 Plan of Reorganization of GenOn and its Debtor Affiliates entered by the Bankruptcy Court on December 12, 2017 (as may be amended, supplemented or otherwise modified from time to time).

“Contract” means any written or oral contract, agreement, lease, sublease, license, other use or occupancy agreement, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“Creditor Consent” has the meaning ascribed thereto in the recitals to this Agreement.

“CSAPR” means the U.S. Environmental Protection Agency’s Cross-State Air Pollution Rule, 40 C.F.R. §§ 51, 52, 72, 78 and 97 (2017), as such rule is updated from time to time pursuant to subsequent rules issued by Governmental or Regulatory Authorities of competent jurisdiction.

“Cure Claims” has the meaning ascribed thereto in the Plan.

“Debt Commitment Letters” has the meaning ascribed thereto in Section 5.06(a).

“Debt Financing” has the meaning ascribed thereto in Section 5.06(a).

“Deed” means, with respect to each parcel of Owned Real Property, a special warranty deed or similar instrument of conveyance customary to the applicable jurisdiction to be executed by NRGWG at the Closing in order to convey NRGWG’s interest in such Owned Real Property to Purchaser, free and clear of all Liens, substantially in the form attached hereto as Exhibit D.

“Easements” means all easements, rights-of-way, and similar rights and agreements.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to any provision of ERISA, including Title IV of ERISA, and each change in control, retention, severance, bonus, incentive, profit-sharing, retirement, equity or equity-based, deferred compensation, paid time off, health, welfare, fringe benefits or other benefit or compensation plan, program, policy, agreement or arrangement.

“Emission Allowances” means emissions allowances allocated to or purchased for the Project, as required for compliance with the CSAPR, including Sulfur Dioxide, annual Nitrogen Oxide and seasonal Nitrogen Oxide emissions and Sulfur Dioxide allowances required for compliance with the Acid Rain Program.

“Enforceability Limitations” means, with respect to a Contract, limitations on enforceability due to the application of (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), in the case of clause (a), with respect to Sellers, solely to the extent arising after the conclusion of, and not otherwise in connection with, the cases of GenOn Energy, Inc.; GenOn Americas Generation, LLC; GenOn Americas Procurement, Inc.; GenOn Asset Management, LLC; GenOn Capital Inc.; GenOn Energy Holdings, Inc.; GenOn Energy Management, LLC; GenOn Energy Services, LLC; GenOn Fund 2001 LLC; GenOn Mid-Atlantic Development, LLC; GenOn Power Operating Services MidWest, Inc.; GenOn Special Procurement, Inc.; Hudson Valley Gas Corporation; Mirant Asia-Pacific Ventures, LLC; Mirant Intellectual Asset Management and Marketing, LLC; Mirant International Investments, Inc.; Mirant New York Services, LLC (N/A); Mirant Power Purchase, LLC; Mirant Wrightsville Investments, Inc.; Mirant Wrightsville Management, Inc.; MNA Finance Corp.; NRG Americas, Inc.; NRG Bowline LLC; NRG California North LLC; NRG California South GP LLC; NRG California South LP; NRG Canal LLC; NRG Delta LLC; NRG Florida GP, LLC; NRG Florida LP; NRG Lovett Development I LLC; NRG Lovett LLC; NRG New York LLC; NRG North America LLC; NRG Northeast Generation, Inc.; NRG Northeast Holdings, Inc.; NRG Potrero LLC; NRG Power Generation Assets LLC; NRG Power Generation LLC; NRG Power Midwest GP LLC; NRG Power Midwest LP; NRG Sabine (Delaware), Inc.; NRG Sabine (Texas), Inc.; NRG San Gabriel Power Generation LLC; NRG Tank Farm LLC; NRG Wholesale Generation GP LLC; NRG Wholesale Generation LP; NRG Willow Pass LLC; Orion Power New York GP, Inc.; Orion Power New York LP, LLC; Orion Power New York, L.P.; RRI Energy Broadband, Inc.; RRI Energy Channelview (Delaware) LLC; RRI Energy Channelview (Texas) LLC; RRI Energy Channelview LP; RRI Energy Communications, Inc.; RRI Energy Services Channelview LLC; RRI Energy Services Desert Basin, LLC; RRI Energy Services, LLC; RRI Energy Solutions East, LLC; RRI Energy Trading Exchange, Inc.; and RRI Energy Ventures, Inc. under Title 11 of the United States Code on June 14, 2017.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, Orders, claims, Liens (excluding Permitted Liens), investigations, Actions or Proceedings or notices of noncompliance or violation by any third party (including any Governmental or Regulatory Authority) alleging liability (including liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from:  (a) any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit, or (b) the presence, release or threatened release of, or exposure to, any Hazardous Substances at any location.

“Environmental Laws” means any and all Laws (including the common law) relating to pollution or protection of the environment or natural resources, including those relating to emissions, discharges or releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater or land) and to the generation, handling, treatment, storage, disposal, recycling or transportation of Hazardous Substances, as enacted or promulgated and in effect prior to the date of this Agreement.

“Environmental Permit” means any Permit required by or from a Governmental or Regulatory Authority under Environmental Law.

“Equity Commitment Letter” has the meaning ascribed thereto in Section 4.08(a).

“Equity Financing” has the meaning ascribed thereto in Section 4.08(a).

“Equity Securities” shall mean any and all shares, interests, participations, other equity interests of any kind or other equivalents (however designated) of capital stock of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended, modified, supplemented or replaced from time to time.

“Excluded Assets” has the meaning ascribed thereto in Section 2.01(c).

“Excluded Liabilities” has the meaning ascribed thereto in Section 2.01(e).

“Excluded Project” means the facility described on Exhibit E and the assets related thereto.

“Excluded Tax Liabilities” has the meaning ascribed thereto in Section 2.01(e)(v).

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Final Closing Statement” has the meaning ascribed thereto in Section 2.05(a).

“Final Order” means an Order (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which any waiting period prescribed by Law before the transactions contemplated by this Agreement can be consummated has expired, (c) as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied, (d) as to which the applicable Governmental or Regulatory Authority does not have the Order under reconsideration on its own motion and (e) as to which no appeal or request for stay of such Order is pending or in effect and the deadline for filing any such appeal or request has passed; provided that an Order granting approval of the transactions contemplated by this Agreement may be deemed a Final Order during the pendency of any appeals period, reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if such proceedings are not reasonably likely to result in a reversal of such Order.

“Final Sale Order” has the meaning ascribed thereto in Section 8.08.

“Final Working Capital Adjustment” has the meaning ascribed thereto in Section 2.05(a).

“Financial Statements” has the meaning ascribed thereto in Section 3.07.

“Financing Purposes” has the meaning ascribed thereto in Section 4.08(a).

“Financing Source” means each lender, agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with any Debt Financing, or any former, current and future Affiliates and Representatives of any such Person, it being understood that the Purchaser Guarantor and Purchaser shall not be Financing Sources for any purposes hereunder.

“FPA” means the Federal Power Act, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“GenOn” means GenOn Energy, Inc., a Delaware corporation.

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the natural gas-fired electric generation industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Law (including Environmental Law), reliability and safety. “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications.

“Governance Document” means, with respect to any Person, (a) the articles of incorporation or organization, certificates of formation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and that establish the legal personality of such Person and (b) any voting trust, shareholder agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of its Equity Securities, or any other similar governing document with respect to such Person.

“Governmental or Regulatory Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or Order of, or any notice to or registration by or with, any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or quasi-governmental authority, agency, department, board, commission, official, tribunal, court or arbitrator(s) of competent jurisdiction or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity thereof, including the FERC, the Federal Communications Commission, NERC and any other governmental, quasi-governmental or non-governmental body, administering, regulating or having general oversight over gas and power markets, including any regional transmission operator, independent system operator and any market monitor thereof.

“Hazardous Substance” means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law due to its hazardous or deleterious properties or characteristics, including petroleum or petroleum by-products, asbestos or asbestos-containing materials, any radioactive materials, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Hedging Arrangements” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, or reduce or eliminate the risk of, fluctuations in the price of commodities, including electric power, natural gas or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Hunterstown CT Facility” means the power plant and related facilities owned by NRG REMA LLC and located on the Owned Real Property on those certain tracts or parcels of land located in Straban Township, Adams County, Pennsylvania, as more particularly described on Exhibit F.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax, minimum Tax or any Tax on items of Tax preference (in each case, in the nature of an income Tax), but not including sales, use, real or personal property, or Transfer Taxes or similar Taxes).

“Improvements” means all buildings, structures, improvements, facilities, fixtures, furnishings, furniture, offices, building systems and equipment, and all components thereof located in or on the Owned Real Property (other than the Hunterstown CT Facility), in each case, to which Sellers or any of their Affiliates has any right, title or interest.

“Indebtedness” of any Person means, without duplication, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or other debt security, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and reflected as a liability in Closing Date Working Capital), (d) as lessee under leases required under GAAP to be, or historically recorded as, capital leases, (e) contingent or otherwise, under acceptance, letters of credit or similar facilities, (f) under any swap, derivative, currency, rate cap, collar or interest rate Contract, (g) for obligations arising under any conditional sale, consignment, title retention or similar arrangements or agreements (even if the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of the subject property), (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person or (i) unpaid interest, premiums, make-whole payments, yield maintenance fees, penalties and similar amounts (to the extent such amounts would become payable based on actions taken prior to and as of the Closing) relating to the obligations described in clauses (a) through (h) above; provided, for the avoidance of doubt, that no Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any Person arising under the LTSAs shall be deemed Indebtedness for purposes of this Agreement.

“Independent Accountant” has the meaning ascribed thereto in Section 2.05(b)(ii).

“Insurance Policies” has the meaning ascribed thereto in Section 3.17.

“Intellectual Property” has the meaning ascribed thereto in Section 3.13(a).

“Inventories” means (a) any fuel inventories, materials, consumable supplies, chemical and gas inventories or similar raw materials located at the Project, in transit to the Project or stored offsite for use at the Project, and (b) all inventories, parts, materials and supplies, including spare parts, that are for use at or in connection with the Project, in each case, in which NRGWG or any of its Affiliates has any right, title or interest.

“Knowledge of Purchaser” means the actual knowledge of those Persons listed in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Knowledge of Sellers” or, with respect to NRGWG or RRI, respectively, “Knowledge of such Seller” means the actual knowledge of those Persons listed on Section 1.01(b) of the Seller Disclosure Schedule.

“Laws” means all laws, statutes, rules, regulations, ordinances, codes, Orders and other pronouncements having the effect of law of the United States or of any Governmental or Regulatory Authority.

“Lease” has the meaning ascribed thereto in Section 3.11(b).

“Leased Real Property” has the meaning ascribed thereto in Section 3.11(b).

“Liabilities” means, with respect to any Person, all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, known or unknown, direct or indirect, absolute or contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, sublease, other use or occupancy agreement, lien, adverse claim, levy, charge, easement, restrictive covenant, license, encroachment, protrusion, option, right-of-way, right-of-first offer or refusal, royalty, franchise, defect to title, adverse claim or other encumbrance, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, whether voluntarily incurred or arising by operation of law.

“Limited Guarantee” has the meaning ascribed thereto in the recitals to this Agreement.

“Loss” means any and all damages, fines, penalties, deficiencies, liabilities, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts).

“LTSAs” means collectively the Contracts set forth on Exhibit G, and all change orders associated therewith.

“Material Permits” has the meaning ascribed thereto in Section 3.19.

“NERC” means the North American Electric Reliability Corporation, and any of its regional entities.

“New CBA” has the meaning ascribed thereto in Section 7.04(b).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 11.14(b).

“NRG” means NRG Energy Inc., a Delaware corporation.

“NRG Pension Agreements” means (i) the Employee Matters Agreement, made and entered into as of December 14, 2017, by and between NRG and GenOn and (ii) the Pension Indemnity Agreement, made and entered into as of December 14, 2017, by and between NRG and GenOn.

“NRGWG” has the meaning ascribed thereto in the preamble to this Agreement.

“NRGWG Assumed Contracts” has the meaning ascribed thereto in Section 2.01(a)(vii).

“NRGWG Purchased Assets” has the meaning ascribed thereto in Section 2.01(a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect, by or under the authority of any court, administrative agency, or other Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Real Property” has the meaning ascribed thereto in Section 3.11(a).

“Party(ies)” has the meaning ascribed thereto in the preamble to this Agreement.

“PBGC” has the meaning ascribed thereto in Section 3.16(e).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, variances, exemptions and similar consents granted by any Governmental or Regulatory Authority.

“Permitted Liens” means (a) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or payable (including mechanics’, materialmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar liens) or that is being contested in good faith by appropriate proceedings for which appropriate reserves had been established in accordance with GAAP, (c) in the case of Real Property, (i) any Lien that individually or, in the aggregate with all other Liens affecting the applicable Real Property in question, would not (x) reasonably be expected to materially detract from the value of the affected property or (y) materially interfere with Sellers’ or its applicable Affiliate’s ability to conduct the Business as currently conducted or operate the affected property for its intended purpose, (ii) any Lien that is disclosed in the Surveys, the Title Commitment or the Seller Disclosure Schedule (provided, that, for the avoidance of doubt, notwithstanding this subsection (ii), each Purchased Asset will be sold, assigned, transferred, conveyed or delivered to Purchaser free and clear of any Lien on account of any Indebtedness of a Seller), (iii) restrictive covenants, building restrictions and zoning restrictions with respect to the Real Property, to the extent the same are currently complied with, exist generally with respect to properties of a similar character in the jurisdiction in which the Real Property is located and do not materially detract from the value of the affected property or interfere with Sellers’ or its applicable Affiliate’s ability to conduct the Business as currently conducted or operate the affected property for its intended purpose and (iv) the rights of lessees and lessors of the Real Property pursuant to the terms and conditions of the applicable Lease, (d)  the rights of licensors and licensees under licenses, (e) Liens created by Purchaser, or its successors and assigns or otherwise expressly consented to by Purchaser in writing in accordance with the terms hereof, and (f) Liens arising under or pursuant to any Seller Contract in effect as of the date of this Agreement or entered into hereafter in accordance with the terms of this Agreement (provided, that, for the avoidance of doubt any Lien that would otherwise breach Section 5.03(ii) without Purchaser’s prior written consent shall not be considered a Permitted Lien) that would not, individually or in the aggregate, reasonably be expected to materially detract from the value of, or impair the ownership or operation of, the Purchased Assets or the Project, but excluding in each case of clauses (a) through (f) above any Liens released or discharged pursuant to the Plan, the operation of applicable bankruptcy law, and any Final Order entered by the Bankruptcy Court in the Chapter 11 Cases including, without limitation, the Confirmation Order.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, enterprise, unincorporated organization, limited liability company, other business or similar entity or Governmental or Regulatory Authority.

“PJM” means PJM Interconnection LLC, a profit neutral limited liability company that is the regional entity responsible for coordinating and promoting bulk electric system reliability in Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

“Plan” means that certain Third Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto).

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Period ending before the Closing Date.

“Project” means the facility described on Exhibit H and the assets related thereto.

“PUHCA” means the Public Utility Holding Company Act of 2005, and the rules and regulations promulgated by FERC thereunder.

“Purchase Price” means the sum of (a) the Closing Purchase Price and (b) the Final Working Capital Adjustment (as item (b) is finally determined pursuant to Section 2.05(b)).

“Purchased Assets” has the meaning ascribed thereto in Section 2.01(b).

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Purchaser Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article IV.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 4.01, Section 4.02, Section 4.03 and Section 4.07.

“Purchaser Guarantor” has the meaning ascribed thereto in the recitals to this Agreement.

“Purchaser Parties” has the meaning ascribed thereto in Section 10.03(a).

“Purchaser Transaction Documents” has the meaning ascribed thereto in Section 4.01.

“Real Property” has the meaning ascribed thereto in Section 3.11(b).

“Records” has the meaning ascribed thereto in Section 2.01(a)(ix).

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, financing sources, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.

“Representatives” means, as to any Person, its Affiliates and the officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants, and other advisors of such Person or its Affiliates.

“Restoration Cost” has the meaning ascribed thereto in Section 7.01(a).

“Restricted Assets” has the meaning ascribed thereto in Section 2.06(c).

“Risk Policies” means the policies, manuals and other documents or materials that contain any risk limits or similar restrictions applicable to any Hedging Arrangement of NRGWG.

“RRI” has the meaning ascribed thereto in the preamble to this Agreement.

“RRI Assumed Contracts” has the meaning ascribed thereto in Section 2.01(b).

“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state.

“Sellers” has the meaning ascribed thereto in the preamble to this Agreement.

“Seller Contracts” has the meaning ascribed thereto in Section 3.14(a).

“Seller Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article III.

“Seller Employee Plan” means each Employee Plan (a) that is sponsored, maintained or required to be contributed to by NRGWG or any of its subsidiaries and (b) that covers any Business Employee or in which any Business Employee participates.

“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.09(iii).

“Seller Material Adverse Effect” means any circumstance, fact, development, change, event, effect or occurrence that (a) is materially adverse to, or has a material adverse effect on, the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business, Purchased Assets, Assumed Liabilities or Project, taken as a whole, or (b) prevents or otherwise is materially adverse to, or has a material adverse effect on, Sellers’ and their Affiliates’ ability to perform their respective obligations hereunder or the Seller Transaction Documents, or to consummate the transactions contemplated hereunder or thereunder; provided, that, solely with respect to clause (a), a “Seller Material Adverse Effect” shall not include circumstances, facts, developments, changes, events, effects or occurrences (individually or taken together) resulting from or arising out of (i) any change generally affecting the national, local or regional (A) electric generating, transmission or distribution industry, (B) wholesale or retail markets for electric power or natural gas, or (C) electrical or natural gas transmission and distribution systems or the operation thereof, and related rates and charges; (ii) any change in markets for commodities or supplies, including electric power, natural gas, emissions, fuel or water; (iii) any change in the design or pricing of the wholesale or retail electric power and natural gas markets (including any either bilateral or PJM administered energy or ancillary services markets); (iv) any change in the financial, banking or securities markets or any change in the general international, national or regional economic conditions, including as a result of terrorist activity, acts of war or acts of public enemies; (v) the execution of this Agreement or announcement or pendency of the transactions contemplated hereby or any actions expressly required to be taken pursuant to or in accordance with this Agreement (other than pursuant to Section 5.02) (provided, that this clause (v) shall not apply to the use of Seller Material Adverse Effect in any representation or warranty related to the execution, performance or delivery of this Agreement or any condition related thereto); (vi) changes after the date hereof in any industry standards, Law, GAAP or regulatory accounting requirements, including NERC reliability standards, or changes in the official interpretation thereof; (vii) earthquakes, hurricanes, floods, acts of God or other natural disasters, except to the extent any such occurrence causes physical damage to the Project; or (viii) the failure or inability of Sellers to meet any internal or public projections, forecasts or estimates of revenues or earnings with respect to the Business (it being understood that this clause (viii) shall not exclude the facts or circumstances giving rise to such failure, inability or change in ability, in each case to the extent any such fact or circumstance is not otherwise excluded from this definition of Seller Material Adverse Effect); provided that the exceptions described in clauses (i), (ii), (iii), (iv) and (vi) shall apply only to the extent that the changes described therein do not have a disproportionate impact on Sellers and their Affiliates who operate the Business, as compared to other Persons in the same industry in which Sellers and such Affiliates operate with respect to the Business, in each case, relative to other similarly situated generation facilities in the PJM region.

“Seller Transaction Documents” has the meaning ascribed thereto in Section 3.01.

“Straddle Period” means a taxable period that begins before and ends on or after the Closing Date.

“Support Obligation” means any letter of credit, guarantee, surety, performance bond, escrow arrangement, cash collateral, security arrangement or other credit support.

“Surveys” means those surveys set forth on Exhibit I.

“Tangible Personal Property” means all machinery, mobile or otherwise, equipment, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, meter equipment and other tangible personal property owned or leased by NRGWG or any Affiliate thereof for use or consumption primarily at the Project.

“Target Employees” has the meaning ascribed thereto in Section 7.04(a).

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (a) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts; and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, unclaimed property (escheat), excise, compensation, utility, severance, production, excise, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum, and estimated taxes and customs duties.

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental or Regulatory Authority responsible for the administration of Taxes.

“Taxing Authority” shall mean any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” has the meaning ascribed thereto in Section 10.01(b)(i).

“Termination Fee” has the meaning ascribed thereto in Section 10.03(a).

“TETCO” means Texas Eastern Transmission, LP.

“TETCO Contracts” means, collectively, those Contracts set forth in Section 3.14(a)(i)(a) through (f) of the Seller Disclosure Schedule.

“Title Commitment” shall mean that certain Commitment for Title Insurance issued by Fidelity National Title Insurance Company, effective May 10, 2017, Commitment No. 170320PIT.

“Title IV Plan” has the meaning ascribed thereto in Section 3.16(e).

“Transaction Fees and Expenses” means (a) all fees and expenses (including all professional fees and expenses) incurred by Sellers or any of their Affiliates (or for which Sellers or any of their Affiliates would otherwise be liable) in connection with or related to the transactions contemplated by this Agreement, and (b) all bonuses or other payments (including any associated withholding, payroll or other Taxes required to be paid by Sellers or any of their Affiliates with respect thereto) to present or former employees, agents and consultants of and to Sellers or any of their Affiliates that become due and payable prior to or as a result of the consummation of the transactions contemplated by this Agreement, but excluding all Transaction Transfer Taxes. No Transaction Fees and Expenses shall be treated as Working Capital Liabilities.

“Transaction Transfer Taxes” has the meaning ascribed thereto in Section 7.03(b).

“Transfer Taxes” has the meaning ascribed thereto in Section 7.03(b).

“Transferred Allowances” has the meaning ascribed thereto in Section 2.01(a)(xi).

“Transferred Easements” has the meaning ascribed thereto in Section 2.01(a)(v).

“Transferred Employee” has the meaning ascribed thereto in Section 7.04(a).

“Transferred Intellectual Property” has the meaning ascribed thereto in Section 2.01(a)(x).

“Transferred Permits” has the meaning ascribed thereto in Section 2.01(a)(viii).

“Transferred Union Employees” has the meaning ascribed thereto in Section 7.04(b).

“Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TSA” has the meaning ascribed thereto in Section 3.20.

“U.S. Dollars” means the lawful currency of the United States.

“Union” has the meaning ascribed thereto in Section 7.04(b).

“Working Capital Assets” means, without duplication, the sum of the Purchased Assets line items listed on Annex A as being included in “Working Capital Assets” as of 12:01 A.M. Eastern time on the Closing Date, that shall be the exclusive asset accounts used for purposes of determining Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP.  To the extent there is any conflict between the foregoing definition of Working Capital Assets and Annex A, Annex A shall control.

“Working Capital Liabilities” means, without duplication, the sum of the Assumed Liabilities line items listed on Annex A as being included in “Working Capital Liabilities” as of 12:01 A.M. Eastern time on the Closing Date, that shall be the exclusive liability accounts used for purposes of determining Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP.  To the extent there is any conflict between the foregoing definition of Working Capital Liabilities and Annex A, Annex A shall control. For the avoidance of doubt and notwithstanding anything else in this Agreement, Transaction Transfer Taxes and Transaction Fees and Expenses shall not constitute Working Capital Liabilities.

Section 1.02                            Certain Principles of Interpretation.  In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; the word “or” shall be disjunctive but not exclusive; the phrase “to the extent” means “the degree by which” and not “if”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments prior to the date of this Agreement to the extent made available to Purchaser prior to the date hereof and any such amendments, extensions and other modifications to such instruments that are expressly permitted hereunder; references to Persons include their respective successors and permitted assigns and, in the case of Governmental or Regulatory Authorities, Persons succeeding to their respective functions and capacities; the phrase “ordinary course of business” refers to the conduct of the Business, unless otherwise indicated, and shall be deemed to be followed by the words “consistent with past practice”; all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; the terms “indemnification,” “indemnify” and derivative words shall be deemed to include reference to any related reimbursement obligations (whether or not related to a third-party claim); and “made available” with reference to any document provided by Sellers hereunder means made available to Purchaser or its Representatives in the “Project Kestrel” electronic data room established by GenOn Energy, Inc. and hosted by Intralinks.com in connection with the transactions contemplated under this Agreement, as updated as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, the Parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of the Purchase Price or any component thereof or calculation relating thereto. Any deadline or the date of performance of any right or obligation set forth herein shall be calculated exclusive of the first date from which such time period commences and inclusive of the date on which such time period ends. To the extent that any deadline or date of performance of any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date of performance shall automatically be extended to the next succeeding Business Day.

ARTICLE II
 PURCHASE AND SALE OF ASSETS; CLOSING

Section 2.01                            Purchase and Sale of Purchased Assets.

(a)                                 At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase, acquire and accept from NRGWG, and NRGWG agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser, free and clear of all Liens (other than Permitted Liens), all of NRGWG’s or its Affiliates’ right, title and interest in, to and under the assets owned, used or held for use primarily in the operation of the Project (collectively, the “NRGWG Purchased Assets”), including the following:

(i)                                     all deposits and expenses that have been prepaid by NRGWG or its Affiliates (or a predecessor owner), including security deposits with third-party suppliers or vendors, prepaid lease and rental payments, prepaid property Taxes, postage, utility deposits, and expenses to the extent attributable to the ownership and operation of the Project, including as set forth or described in Section 2.01(a)(i) of the Seller Disclosure Schedule, but excluding any such prepaid deposits and expenses attributable to Excluded Assets or that constitute Excluded Assets;

(ii)                                  without duplication of the matters set forth elsewhere in this Section 2.01(a), all current assets that constitute Working Capital Assets included in the Closing Date Working Capital;

(iii)                               all Inventories as set forth or disclosed in Section 2.01(a)(iii) of the Seller Disclosure Schedule;

(iv)                              the Owned Real Property and all Improvements located therein or thereon;

(v)                                 those Easements set forth or described in Section 2.01(a)(v) of the Seller Disclosure Schedule (the “Transferred Easements”) and all Improvements located therein or thereon;

(vi)                              all items of Tangible Personal Property, including as set forth or disclosed in Section 2.01(a)(vi) of the Seller Disclosure Schedule;

(vii)                           all rights of NRGWG or its Affiliates under the Contracts primarily relating to the Purchased Assets, Assumed Liabilities or the Project, including those set forth in Section 2.01(a)(vii) of the Seller Disclosure Schedule and the New CBA (collectively, the “NRGWG Assumed Contracts” and together with the RRI Assumed Contracts, the “Assumed Contracts”); provided, that for the avoidance of doubt, the term Assumed Contracts shall not include any Seller Employee Plan;

(viii)                        to the extent transferable pursuant to applicable Law (including upon request or application to a Governmental or Regulatory Authority or which will pass to Purchaser as successor in title to any other Purchased Assets by operation of Law), all Permits (including Environmental Permits) primarily related to the ownership and operation of the Project, including as set forth or described in Section 2.01(a)(viii) of the Seller Disclosure Schedule (the “Transferred Permits”); provided, that for the avoidance of doubt, the term “Transferred Permits” shall not include NRGWG’s market-based rate tariff on file with FERC under Section 205 of the FPA or its exempt wholesale generator status under PUHCA;

(ix)                              all agreements, documents, books, records and files, including all documents, instruments, papers, electronic correspondence, records and files stored on computer disks or tapes or any other storage medium, studies, reports, drawings, microfilms, photographs, letters, journals, title policies, regulatory filings, purchase orders, invoices, shipping records, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, safety, maintenance or service records, technical data, business plans, financial and operating data, environmental records, plans and studies, personnel and employment records, accounting and Tax records (including Tax Returns), ledgers, filings or other documentation relating to any litigation or other Liability, internal and external correspondence and other books and records, whether in paper, e-mail, digital or other tangible form, in each case, to the extent used in or associated with the ownership or operation of the Project, including as set forth or described in Section 2.01(a)(ix) of the Seller Disclosure Schedule (collectively, the “Records”);

(x)                                 all right, title and interest of NRGWG or its Affiliates in and to the Intellectual Property set forth or described in Section 2.01(a)(x) of the Seller Disclosure Schedule, and all other Intellectual Property owned or licensed by NRGWG or its Affiliates that is primarily used by NRGWG and its Affiliates in connection with or in support of the ownership or operation of the Business, and the rights of NRGWG and its Affiliates to the use of the name of the Project, and any and all goodwill relating to any of the foregoing, as well as the right to sue and recover damages for past infringement, misappropriation or other violation of any of the foregoing (the “Transferred Intellectual Property”);

(xi)                              all Emission Allowances and Emission Allowance accounts held by NRGWG and its Affiliates that are allocated to the Project as set forth on Section 2.01(a)(xi) of the Seller Disclosure Schedule (such Emission Allowances as of the Closing Date being referred to as the “Transferred Allowances”);

(xii)                           all causes of action (including counterclaims), defenses, claims, credits, demands, remedies or rights of set-off of any kind against third parties to the extent relating to or arising from any Assumed Liability or the ownership or operation of the Project, including insurance proceeds, condemnation awards and all such rights under or pursuant to warranties, representations, covenants, agreements, indemnities or guarantees made or provided in any Assumed Contracts or otherwise;

(xiii)                        all applicable warranties against manufacturers or vendors, to the extent that such warranties are transferable, and all items of personal property due under applicable warranties, in each case as in existence on the date hereof, but excluding such items disposed of by NRGWG or its Affiliates in the ordinary course of business prior to the Closing in accordance with this Agreement, and including such additional items as may be acquired by NRGWG or its Affiliates for use in connection with the ownership or operation of the Project in the ordinary course of business prior to the Closing in accordance with this Agreement;

(xiv)                       all goodwill to the extent relating to the ownership or operation of the Project; and

(xv)                          the assets listed on Section 2.01(a)(xv) of the Seller Disclosure Schedule.

(b)                                 At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase, acquire and accept from RRI, and RRI agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser, free and clear of all Liens (other than Permitted Liens), all of RRI’s or its Affiliates’ right, title and interest in, to and under the TETCO Contracts (the “RRI Assumed Contracts” and collectively with the NRGWG Purchased Assets, the “Purchased Assets”).

(c)                                  Notwithstanding any other provision of this Agreement, Sellers shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, acquire or accept, any right, title and interest in or to (x) all cash and cash equivalents of Sellers and their Affiliates as of the Closing Date, (y) the assets listed on Section 2.01(c) of the Seller Disclosure Schedule and (z) any assets, properties, goodwill or rights of Seller or any of their Affiliates not primarily related to the Project, including the following (collectively, the “Excluded Assets”):

(i)                                     each Seller’s rights under this Agreement (including the right to receive the Purchase Price) and under any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby;

(ii)                                  all insurance policies relating to the Purchased Assets, including (except to the extent Purchased Assets under Section 2.01(a)(xii)) all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith;

(iii)                               all books and records of each Seller other than the Records (copies of which may be retained by such Seller);

(iv)                              the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Sellers or any of their Affiliates, whether before, on or after the Closing Date;

(v)                                 Contracts that are not Assumed Contracts, Permits that are not Transferred Permits and Intellectual Property or Intellectual Property licenses not included among the Purchased Assets;

(vi)                              all shares of capital stock or other equity interests of Sellers or any of their Affiliates or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Sellers or any of their Affiliates;

(vii)                           all claims that either Seller may have against any third party solely with respect to any Excluded Assets or Excluded Liabilities;

(viii)                        Tax refunds, credits, abatements or similar offsets against Taxes that relate, in each case, to Excluded Tax Liabilities;

(ix)                              all Tax Returns of, or filed by, either Seller or its Affiliates for any Excluded Tax Liability;

(x)                                 all of each Seller’s right, title and interest in any real property other than the Owned Real Property and the Transferred Easements;

(xi)                              all Seller Employee Plans and all assets under or relating to any Seller Employee Plan; and

(xii)                           all of each Seller’s right, title and interest in, to and under the assets owned, used or held for use primarily in the operation of the Excluded Project.

(d)                                 Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to assume and become responsible for the following liabilities of Sellers (other than the Excluded Liabilities) whether arising prior to, on or after the Closing Date, and thereafter pay, perform and discharge when due all such liabilities (the “Assumed Liabilities”):

(i)                                     all liabilities of each Seller under the Assumed Contracts other than relating to breaches by such Seller or its Affiliates prior to the Closing (it being understood and agreed that the Assumed Liabilities shall not include any Cure Claims);

(ii)                                  all liabilities with respect to the Transferred Permits other than relating to breaches by either Seller or its Affiliates prior to the Closing;

(iii)                               all liabilities of each Seller with respect to the ordering or purchase of Inventories;

(iv)                              all liabilities under (a) the New CBA and (b) the CBA, in each case, (i) to provide retiree welfare benefits to Transferred Union Employees, and (ii) for earned but unused vacation, sick leave, and other paid time off entitlements attributable to each Transferred Union Employee;

(v)                                 all earned but unused vacation, sick leave, and other paid time off entitlements attributable to those Transferred Employees who are not Transferred Union Employees;

(vi)                              all Liabilities arising under or relating to any Environmental Law (including Environmental Claims) with respect to the Purchased Assets; and

(vii)                           all Liabilities specified on and calculated consistent with the “Current Liabilities” set forth on Annex A to the extent related to the Purchased Assets and included in the Closing Date Working Capital, including the Final Working Capital Adjustment (as finally determined in accordance with Section 2.05(b)) (including Tax liabilities to the extent included as an offset to any Working Capital Asset);

(viii)                        all Transaction Transfer Taxes allocated to Purchaser pursuant to Section 7.03(b);

(ix)                              property Taxes assessed on the Purchased Assets that are allocable to taxable periods (or portions thereof) beginning on or after the Closing Date; and

(x)                                 all Liabilities under the New CBA that are assumed by Purchaser in accordance with Section 7.04(b).

(e)                                  Other than the Assumed Liabilities, Sellers, NRG and their respective Affiliates (as applicable) shall retain, and shall be responsible (as applicable) for paying, performing and discharging when due (except, as applicable, with respect to claims by third parties to the extent nonpayment thereof is permitted pursuant to applicable bankruptcy Law), and, as applicable, Purchaser shall not assume or have any responsibility for, any Liabilities of Sellers or NRG or their respective Affiliates, including the following (the “Excluded Liabilities”):

(i)                                     all Indebtedness of each Seller and its Affiliates and all Transaction Fees and Expenses;

(ii)                                  all Liabilities relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets, any other assets of either Seller or its Affiliates that are not Purchased Assets or the conduct of any business other than the Business;

(iii)                               other than (A) all Liabilities under the New CBA that are assumed by Purchaser in accordance with Section 7.04(b) and (B) Liabilities under the CBA (i) to provide retiree welfare benefits to Transferred Union Employees and (ii) for earned but unused vacation, sick leave, and other paid time off entitlements attributable to each Transferred Union Employee, all Liabilities under or relating to any Seller Employee Plan or any other Employee Plan sponsored, maintained or contributed to by NRG or any of its Affiliates and all Liabilities relating to NRG’s, NRGWG’s or any of their respective Affiliates’ employment or termination of any current or former employee or independent contractor of NRG, NRGWG or any of their respective Affiliates, including any Taxes related thereto and those Liabilities arising under or relating to any Seller Employee Plan or any Employee Plan sponsored, maintained or contributed to by NRG or any of its Affiliates relating to any defined benefit pension, retiree medical or life insurance, non-qualified deferred compensation or other similar plan;

(iv)                              any pension liabilities related to the pre-Closing employment of any Business Employee;

(v)                                 all (A) Taxes of each Seller or its Affiliates attributable to any taxable period; and (B) Taxes that relate to the ownership or operation of the Purchased Assets with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, any liabilities related to the Pennsylvania sales and use Tax audit disclosed in Section 3.15 of the Seller Disclosure Schedule), in each case, other than those Taxes that are Assumed Liabilities (the liabilities described in clauses (A) and (B), the “Excluded Tax Liabilities”);

(vi)                              all Cure Claims; and

(vii)                                                                           all Liabilities to the extent related to or arising out of incidents of personal injury or bodily harm or that could otherwise form the basis for any workers’ compensation claim, in each case occurring before the Closing.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any Liabilities attributable to NRG or its Affiliates shall remain with NRG and its Affiliates, and neither Sellers, Purchaser nor their respective Affiliates shall be responsible in any way for such Liabilities (other than, with respect to Purchaser, for any Liabilities expressly assumed in Section 2.01(d)).

Section 2.02                            Reserved.

Section 2.03                            Closing Purchase Price.  The aggregate cash purchase price payable at the Closing shall be $498,000,000 (the “Closing Purchase Price”).

Section 2.04                            Closing.  The closing of the transactions described in Sections 2.01 and 2.03 (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, or at such other place as Purchaser and Sellers shall mutually agree, at 10:00 A.M. Eastern time, on the Closing Date; provided, that, the Closing shall be deemed effective for all purposes hereunder as of 12:01 A.M. Eastern time on the Closing Date.  At the Closing, (i) Purchaser shall pay the Closing Purchase Price by wire transfer of immediately available funds in U.S. Dollars, to Sellers, to such account(s) and in such amounts designated by NRGWG (on behalf of Sellers) to Purchaser by written notice, at least two (2) Business Days before the Closing Date; and (ii) Sellers and each of their applicable Affiliates will assign and transfer to Purchaser all of its right, title and interest in and to the Purchased Assets and Purchaser will assume and be liable for the Assumed Liabilities.  At the Closing, Purchaser and Sellers shall cause to be delivered to the other the documents and instruments required to be delivered under Section 2.04(a) and Section 2.04(b). At the Closing:

(a)                                 Sellers will deliver, or cause to be delivered, the following to Purchaser or its designees:

(i)                                     Original counterparts of the Deeds, duly executed by NRGWG and notarized;

(ii)                                  A counterpart duly executed by NRGWG to the Bill of Sale with respect to the NRGWG Purchased Assets;

(iii)                               A counterpart duly executed by RRI to the Bill of Sale with respect to the RRI Assumed Contracts;

(iv)                              A certificate, dated as of the Closing Date and substantially in the form and to the effect of Exhibit J, that satisfies the requirements set forth in Treasury Regulation Sections 1.1445-2, attesting that neither Seller is a “foreign person” for U.S. federal income tax purposes;

(v)                                 Original counterparts duly executed by NRGWG and notarized to one or more Assignment and Assumption of Easement Agreements;

(vi)          One or more CDs containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of (x) the contents of the portion of the “Project Kestrel” electronic data room established by GenOn and hosted by Intralinks.com that is related to the Project as at 5:00 P.M. Eastern time on the date immediately prior to the date of this Agreement, and (y) separately identified, each document added to such data room after such time; and

(vii)         Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Sellers at or prior to the Closing pursuant to the terms of this Agreement, including the certificates contemplated by Section 8.03, or as are otherwise reasonably required in connection herewith.

(b)           Purchaser will deliver the following to Sellers or their designees:

(i)            Counterparts of the Deeds, duly executed by Purchaser (if required);

(ii)           A counterpart duly executed by Purchaser to the Bill of Sale with respect to the NRGWG Purchased Assets;

(iii)          A counterpart duly executed by Purchaser to the Bill of Sale with respect to the RRI Assumed Contracts;

(iv)          Counterparts duly executed by Purchaser to one or more Assignment and Assumption of Easement Agreements; and

(v)           Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to the terms of this Agreement, including the certificate contemplated by Section 9.03, or as are otherwise reasonably required in connection herewith.

Section 2.05         Adjustments to Purchase Price.

(a)           Final Closing Statement.  Purchaser shall prepare and deliver to NRGWG (on behalf of Sellers) not prior to thirty (30) days or later than ninety (90) days after the Closing Date a statement (the “Final Closing Statement”) setting forth the relevant calculations of Closing Date Working Capital (the “Final Working Capital Adjustment”), together with any supporting work papers and source documents with respect to the calculations reflected in the Final Closing Statement, if requested by NRGWG (on behalf of Sellers).  The Final Working Capital Adjustment set forth on the Final Closing Statement shall be prepared in good faith, in accordance with (i) GAAP and (ii) the line items set forth on Annex A.  After the Closing, (x) Purchaser agrees, upon reasonable notice, to give Sellers and their Representatives reasonable access during normal business hours to the Project and Purchaser’s employees, asset managers, accountants, and financial advisors, and to Purchaser’s books and records as are reasonably necessary for purposes of the review, verification and audit of the calculations contained in the Final Closing Statement and (y) Sellers agree, upon reasonable notice, to give

Purchaser and its Representatives reasonable access during normal business hours to Sellers’ employees, accountants, and financial advisors, in each case, who assisted in the preparation, review, verification and audit of the Final Closing Statement, and to Sellers’ books and records used in the preparation, review, verification and audit of the calculations contained in the Final Closing Statement; provided that no Party shall be obligated to deliver any accountant work papers where the accounting firm does not consent to the delivery thereof, so long as such Party has used its commercially reasonable efforts to obtain such consent.

(b)           Dispute Resolution with Respect to Post-Closing Adjustments.

(i)            If Sellers object to any item set forth on the Final Closing Statement prepared and delivered in accordance with Section 2.05(a), NRGWG (on behalf of Sellers) must notify Purchaser in writing of its objections in reasonable detail on or before the thirtieth (30th) day after Sellers’ receipt of the Final Closing Statement.

(ii)           Except to the extent NRGWG so objects, the Final Closing Statement and the calculations of the Final Working Capital Adjustment as prepared and delivered in accordance with Section 2.05(a) shall be final and binding on Purchaser and Sellers (and all other Persons claiming through them) as of the day immediately following the thirtieth (30th) day after Sellers’ receipt of the Final Closing Statement.  If NRGWG does so object, and if Purchaser and NRGWG (on behalf of Sellers) have not agreed on a resolution of those objections within thirty (30) days following the date of delivery of Sellers’ notice of objection pursuant to Section 2.05(b)(i), Purchaser or NRGWG shall submit the items in dispute to BDO or, if BDO is unable to serve, Purchaser and NRGWG (on behalf of Sellers) shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) within five (5) Business Days following the expiration of the foregoing 30-day period (or, in the absence of agreement between NRGWG (on behalf of Sellers) and Purchaser by the close of business on such fifth (5th) Business Day, as selected by the American Arbitration Association) who shall, acting as an expert and not an arbitrator, render a determination thereof, which (absent manifest error) shall be final and binding on the Parties.  The result of such determination by the Independent Accountant shall be reflected in a definitive final statement of the Final Working Capital Adjustment, as determined by the Independent Accountant, together with a statement from the Independent Accountant confirming that such statement correctly reflects the items in dispute as of the Closing Date.  The Independent Accountant shall make its determination as soon as practicable and in any event within thirty (30) days after the submission of the dispute to it, and shall (x) base its determination solely on information provided to it by Purchaser and Sellers and (y) consider only those items and amounts in Purchaser’s and Sellers’ respective calculations that are identified as being items and amounts to which Purchaser and NRGWG (on behalf of Sellers) have been unable to agree; provided, however, to the extent the determination of value of any unresolved item affects any other item used in calculating the amounts set forth in the Final Closing Statement, such effect may be taken into account by the Independent Accountant.

Further, in resolving any such objection, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.

(c)           Settlement.  If the Final Working Capital Adjustment (as finally determined pursuant to Section 2.05(b)) is positive, then on or before the second (2nd) Business Day after such final determination, Purchaser shall pay to Sellers, an aggregate amount equal to the Final Working Capital Adjustment to such account(s) as specified by NRGWG (on behalf of Sellers) by wire transfer of immediately available funds in U.S. Dollars.  If the Final Working Capital Adjustment (as finally determined pursuant to Section 2.05(b)) would otherwise be negative, the Final Working Capital Adjustment shall be deemed to be $0.  If the Final Working Capital Adjustment (as finally determined pursuant to Section 2.05(b)) would otherwise be greater than $35,000,000, the Final Working Capital Adjustment shall be deemed to be $35,000,000.  All Purchase Price adjustments made pursuant to this Section 2.05(c) shall be treated by all Parties for tax purposes as adjustments to the Purchase Price to the fullest extent permitted by applicable Law.

(d)           Fees of the Independent Accountants.  Purchaser shall pay a portion of the fees and expenses of the Independent Accountant equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accountant that are resolved in favor of Sellers (that being the absolute value of the difference between the Independent Accountants’ determination and Purchaser’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accountants (that being the absolute value of the difference between Sellers’ determination and Purchaser’s determination).  Sellers shall pay that portion of the fees and expenses of the Independent Accountants that the Purchaser is not required to pay hereunder.

Section 2.06         Further Assurances; Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall use its commercially reasonable efforts to execute, acknowledge and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(b)           Subject in each case to applicable confidentiality obligations to third parties, following the Closing, Sellers and Purchaser shall use commercially reasonable efforts to afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data, documents or reports relating to the business or financial or operating condition of the Project, the Purchased Assets and/or the Assumed Liabilities in their possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, in each case solely to the extent that such access may reasonably be required by the requesting Party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority or

(ii) in connection with any actual or threatened Action or Proceeding; provided, however, that Sellers and their Affiliates shall not be required to make available their income Tax Returns.  Further, Sellers and Purchaser shall not, for a period extending seven (7) years after the Closing Date, or such longer period as such books, records and other data remain relevant to open Tax years or to any pending investigation by a Governmental or Regulatory Authority or any pending litigation if such investigation or litigation relates in any material respect to matters occurring prior to the Closing, destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the other Party, to be held subject to appropriate confidentiality restrictions as applicable, and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.  Notwithstanding the foregoing, neither Purchaser nor Sellers shall be required to furnish any such information where the furnishing of such information would (A) violate any Law, Order, Permit or Governmental or Regulatory Approval applicable to such Party or any of its Affiliates, assets and properties, including the Project, (B) result in the loss of attorney-client privilege with respect to such information, (C) result in a breach of a Contract to which such Party or any of its Affiliates is a party, (D) result in the disclosure of any trade secret or proprietary or confidential information of third parties (including, with respect to Sellers, any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids), or (E) with respect to information furnished by Purchaser, require Purchaser to disclose information that does not relate to the Project, the Purchased Assets or the Assumed Liabilities, reveals Purchaser’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or is otherwise confidential or proprietary information of Purchaser or any of its Affiliates.

(c)           Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit if such assignment or transfer (or attempt to make such an assignment or transfer) (x) is prohibited by Law or (y) without the consent of a third party (including any Governmental or Regulatory Authority), would (A) constitute a material breach or other material contravention of the rights of such third party or (B) subject Purchaser, Sellers or any of their respective Representatives to criminal liability and such consent is not obtained at or before the Closing (such assets, claims, rights or benefits being collectively referred to herein as the “Restricted Assets”). Any assignment or transfer of a Restricted Asset shall be made subject to applicable Law or such consent being obtained. If the assignment or transfer of any Restricted Asset is prohibited by Law or such consent is not obtained prior to the Closing, (i) each Party shall continue to use commercially reasonable efforts to obtain such consents or implement any actions required to complete the assignment or transfer of such Restricted Assets (including cooperating with each other in attempting to obtain any required consent with respect thereto) as soon as reasonably applicable to the extent the applicable Restricted Asset shall not have been assigned to Purchaser, (ii) Sellers shall, without further consideration, use commercially reasonable efforts to cooperate with Purchaser in good faith to enter into any alternative arrangements (but shall not be required to enter into any arrangement, including any license, sublease or operating agreement, with a term that extends beyond six (6) months following the Closing Date) reasonably acceptable to Purchaser and Sellers intended to provide Purchaser with the benefit of any such Restricted Asset until such time as such consent has been obtained which results in Purchaser or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset and (iii) upon the obtaining of any required consents, such Restricted Asset shall promptly be transferred and assigned to Purchaser hereunder at no additional cost to Purchaser and with such effect as if transferred as of the Closing; provided, that, no Party or its Affiliates shall have any obligation to pay money to or make any concessions to obtain any such consent, except for bearing its own costs (including expenses of counsel). Notwithstanding anything in this Section 2.06(c) to the contrary, Sellers shall not have any obligations under this Section 2.06(c) to use any efforts to obtain any consent to the transfer of a Restricted Asset from or after the date that is six (6) months following the Closing Date; provided, that, if the applicable consent is obtained following the date that is six (6) months following the Closing Date, the applicable Restricted Asset shall promptly be transferred and assigned to Purchaser hereunder at no additional cost to Purchaser and with such effect as if transferred as of the Closing.

(d)           Following the Closing, (i) if Purchaser or any of its Affiliates receive any payment from a third party that constitutes an Excluded Asset, Purchaser shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Sellers of such receipt and transfer to Sellers (or a designee of Sellers) such Excluded Asset to an account designated in writing by Sellers and (ii) if Sellers or any of their Affiliates receives any Inventories or any payment that otherwise constitutes a Purchased Asset, Sellers shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Purchaser of such receipt and send to Purchaser such Inventories to an address designated in writing by Purchaser or such payment to an account designated in writing by Purchaser, as applicable.  In addition, to the extent that, from time to time after the Closing, Sellers or their Affiliates and/or Purchaser or its Affiliates identify assets that are owned by Purchaser (or as of the Closing were used or held for use by Sellers and their Affiliates exclusively for the ownership or operation of the Purchased Assets or the Project or the Assumed Liabilities) but that are in the possession of Sellers or their Affiliates (including any payments from customers of Purchaser that are improperly sent to Sellers or their Affiliates after the Closing), Sellers will use commercially reasonable efforts to locate such items and take such action as is necessary to put Purchaser or one of its Affiliates in actual possession thereof.

Section 2.07         Withholding.  If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under or with respect to the Purchaser Transaction Documents or Seller Transaction Documents, such Tax shall be deducted by Purchaser (or its Representatives or Affiliates), as applicable, from the amounts required to be paid and such Person shall promptly remit such deduction or withholding on account of such Tax (if any) to the relevant Governmental or Regulatory Authority when due; provided, that, if Purchaser determines that an amount is required to be deducted and withheld with respect to any amounts payable to Sellers pursuant to Section 2.03 or Section 2.05, Purchaser shall use commercially reasonable efforts to provide to Sellers written notice of such deduction and withholding at least five (5) days prior to the date the applicable payment is scheduled to be made (and if after using commercially reasonable efforts is unable to provide at least five (5) day notice of a deduction or withholding, Purchaser shall provide prompt notice to Sellers of such deduction and withholding), which notice shall include a copy of the calculation of the amount to be deducted and withheld and a reference to the applicable provision of Law pursuant to which such deduction and withholding is required, and Purchaser shall reasonably cooperate with Sellers to eliminate or reduce the basis for such deduction or withholding (including by providing Sellers with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding); provided, further, that (i) Purchaser shall (upon a reasonable request from NRGWG (on behalf of Sellers)) promptly provide Sellers with the appropriate receipts for such payments; and (ii) notwithstanding the foregoing, in no event will Purchaser (or its Representatives or Affiliates) be prevented from making any withholding that is required by Law.  All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to Sellers for purposes of this Agreement.

Section 2.08         Proration of Charges.

(a)           Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by Purchaser or its Affiliates, on the one hand, or Sellers or their Affiliates, on the other hand, for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, shall be apportioned as of the Closing, and each Party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charge or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(b)           Except as otherwise provided in this Agreement, all refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Project for any period in which the Closing shall occur shall be prorated so that Sellers shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Purchaser shall be entitled to that portion of any such installment applicable to any period including and from and after the Closing Date, and if Purchaser or Sellers or their respective Affiliates, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of the payments.

(c)           The prorations pursuant to this Section 2.08 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

(d)           This Section 2.08 shall not apply to any Taxes.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), (a) NRGWG represents and warrants for itself solely with respect to itself and the NRGWG Purchased Assets and (b) RRI represents and warrants for itself solely with respect to itself and the RRI Assumed Contracts, to the extent such representation is applicable to the RRI Assumed Contracts, in each case to Purchaser as follows:

Section 3.01         Legal Existence.  Such Seller is duly formed, validly existing and in good standing under the Laws of Delaware.  Such Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.  Such Seller and each of its applicable Affiliates has all requisite organizational power and authority to execute and perform its obligations under this Agreement and the other agreements and instruments executed and delivered by it in connection with this Agreement (collectively, the “Seller Transaction Documents”) and consummate the transactions contemplated hereby and thereby.

Section 3.02         Authority.  The execution and delivery by such Seller of, and the performance by such Seller of its obligations under, this Agreement and the Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions, and no other action on the part of such Seller or any of its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Seller Transaction Documents or the consummation by such Seller of the transactions contemplated hereby and thereby.  This Agreement and each Seller Transaction Document has been duly and validly executed and delivered by such Seller (as applicable), and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by Enforceability Limitations.  The transactions contemplated by this Agreement and the other Seller Transaction Documents are authorized under the Plan and the Confirmation Order and no subsequent or additional order or approval from the Bankruptcy Court is necessary for the entry into, approval and consummation hereof and thereof.  The Purchased Assets do not (and will not) include any Equity Securities.

Section 3.03         No Conflicts.  Except as described on Section 3.03 of the Seller Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described on Section 3.04 of the Seller Disclosure Schedule have been obtained, the execution and delivery by such Seller of, and the performance of its obligations under, this Agreement and the Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Governance Documents of such Seller or any of its Affiliates;

(b)           conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller, its Affiliates or any of the Purchased Assets (with respect to such Seller) or Assumed Liabilities;

(c)           (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) result in or give to any Person any right of penalty, termination, consent, cancellation, acceleration or modification in or with respect to, any Contract, Permit or Governmental or Regulatory Approval to which such Seller or any of its Affiliates is a party or to which any of the Purchased Assets or Assumed Liabilities is bound or subject, except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Purchased Assets or the Project as currently owned or operated by such Seller and its Affiliates, or otherwise prevent, materially impair or delay the ability of such Seller and its applicable Affiliates to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement or the Seller Transaction Documents; or

(d)           result in the creation or imposition of any Lien on the Purchased Assets (other than (i) Permitted Liens, (ii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or lenders or by any other Person at the request of Purchaser or its Affiliates, and (iii) such other Liens as will be discharged in full prior to or at the Closing).

Section 3.04         Governmental or Regulatory Approvals; Filings.  Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth on Section 3.04 of the Seller Disclosure Schedule, no Governmental or Regulatory Approval on the part of such Seller or any of its Affiliates is required in connection with the execution and delivery by such Seller of this Agreement and the Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain any such Governmental or Regulatory Approval would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of such Seller or any of its applicable Affiliates to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement or the Seller Transaction Documents.

Section 3.05         Legal Proceedings.  Except as set forth on Section 3.05 of the Seller Disclosure Schedule, (a) there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of such Seller, orally against such Seller or any of its Affiliates or relating to the Purchased Assets (with respect to such Seller), and (b) there are no Orders outstanding against such Seller, any of its Affiliates or the Purchased Assets (with respect to such Seller), in either case that, individually or in the aggregate, would reasonably be expected to (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the transactions contemplated by this Agreement and the Seller Transaction Documents or the performance by such Seller or each of its applicable Affiliates of its obligations under this Agreement or the Seller Transaction Documents, or (ii) otherwise materially impair the ownership or operation of the Business or result in Assumed Liabilities in excess of $750,000 individually or $2,000,000 in the aggregate.

Section 3.06         Brokers.  Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by GenOn, no broker, finder or agent acting on behalf of such Seller or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates.

Section 3.07         Financial Statements and Condition.  Prior to the execution of this Agreement, true and complete copies of the following financial statements with respect to the Business (collectively, the “Financial Statements”) have been made available to Purchaser:

(a)           Hunterstown (A Facility of GenOn Energy, Inc.)(Debtor-in-Possession) Financial Statements as of and for the nine (9) months ended September 30, 2017 and 2016 and as of and for the twelve (12) months ended December 31, 2016 and 2015.

Except as set forth in the notes thereto, all Financial Statements were prepared in accordance with GAAP using, in all material respects, the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operations and cash flows of the Business as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, year-end audit adjustments and the absence of footnotes thereto, which, individually or in the aggregate, are not expected to be material in amount or nature.

Section 3.08         No Undisclosed Liabilities.  There are no Assumed Liabilities that would be required by GAAP to be reflected or reserved against on the Financial Statements, except (a) Liabilities that are reflected on, reserved against or otherwise described in the Financial Statements, (b) Liabilities set forth on Section 3.08 of the Seller Disclosure Schedule, (c) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2017 or (d) other Assumed Liabilities not in excess of $750,000 individually or $2,000,000 in the aggregate.

Section 3.09         Absence of Changes.  Except as set forth on Section 3.09 of the Seller Disclosure Schedule, since September 30, 2017, (i) the Business has been conducted only in the ordinary course of business consistent with past practice, (ii) neither such Seller nor any of its applicable Affiliates has taken any action (or failed to take any action) that would be prohibited by Section 5.03 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing, and (iii) there has not been any circumstance, fact, development, change, event, effect or occurrence, individually or in the aggregate, that resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect; provided that, for purposes of clause (iii), any actions taken as expressly required by a Governmental or Regulatory Authority in connection with the Chapter 11 Cases shall not be deemed to constitute a Seller Material Adverse Effect.

Section 3.10         Compliance with Laws.  Such Seller and, to the extent applicable to the Project, each of its applicable Affiliates is, and since January 1, 2015 has been, in compliance in all material respects with all material Orders and Laws applicable to it and the Project.  Since January 1, 2015, neither such Seller nor any of its Affiliates has received any written (or, to the

Knowledge of such Seller, oral) notice, charge, claim or assertion to the effect that it is or was not in compliance in all material respects with any material Order or Law applicable to it and the Project or conducted any internal investigation concerning any alleged violation of any such Order or Law by it or any of its respective employees, officers, managers, directors, or agents (regardless of the outcome of such investigation) in which it has engaged the services of an outside law firm or accounting firm.

Section 3.11         Real Property.

(a)           Section 3.11(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, the legal description of each parcel of real property owned in fee by such Seller or its Affiliates and primarily used for the Project (the “Owned Real Property”).  Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule, NRGWG or one of its Affiliates has good and marketable fee simple title to the Owned Real Property, and good and valid title to the Improvements located therein or thereon, in each case, free and clear of all Liens other than Permitted Liens.

(b)           Section 3.11(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for the Project, any Contract pursuant to which NRGWG or any of its Affiliates leases, subleases, licenses, occupies or uses real property primarily in respect of the Project (together with all amendments, modifications and supplements thereto, each, a “Lease” and collectively, the “Leases”), together with the address of such real property that is leased, subleased, licensed, occupied or otherwise used (such real property being referred to as the “Leased Real Property” and, the Leased Real Property, taken together with the Owned Real Property, the “Real Property”).  Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, NRGWG or one of its Affiliates has a good and valid leasehold interest or license in the Leased Real Property, as applicable, free and clear of all Liens other than Permitted Liens.

(c)           Section 3.11(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, for the Project, any Contract pursuant to which NRGWG or any of its Affiliates has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property or any portion thereof.

(d)           As of the date of this Agreement, except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, none of the Real Property is subject to any pending, threatened in writing or, to the Knowledge of Sellers, threatened orally proceeding to condemn or take by power of eminent domain or similar authority all or any part of the Real Property. Since January 1, 2016, no casualty or similar event has occurred with respect to the Real Property or buildings or other improvements thereon that has not been fully remedied.

(e)           The Real Property constitutes all of the real property used or necessary in connection with the operation of the Business.

(f)            The Real Property is adequately served by electrical, gas, storm, sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate in a manner consistent with past practice, all of which are fully connected.

Section 3.12         Personal Property. Except (i) as set forth on Section 3.12 of the Seller Disclosure Schedule, (ii) as expressly set forth in the Financial Statements, or (iii) as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Business currently owned or operated by NRGWG, NRGWG will have, as of the Closing, good title to, or valid leasehold interests in, all material Tangible Personal Property used in connection with the Business, free and clear of all Liens other than Permitted Liens.

Section 3.13         Intellectual Property.

(a)           Except as set forth on Section 3.13 of the Seller Disclosure Schedule, NRGWG will own or possess, immediately before giving effect to the transactions contemplated by this Agreement at the Closing, adequate licenses or other valid rights to use all existing technology, intellectual property, software, trade secrets, technology, patents, patent rights, rights in data, know-how, processes, trademarks, trade names, service marks and materials subject to copyright Laws currently used in the Business (the “Intellectual Property”), and in such regard all such Intellectual Property is included either in the Transferred Intellectual Property or is licensed under an Assumed Contract.

(b)           NRGWG has not sent or received any written notice or correspondence alleging infringement, misappropriation or other violation of, or invalidity or lack of enforceability of, any Intellectual Property rights.

(c)           To the Knowledge of such Seller, no Person is infringing upon any material Intellectual Property of NRGWG.

(d)           Section 3.13(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the patents, registered trademarks, registered copyrights, and Internet domain names, and applications for any of the foregoing, that are included in the Transferred Intellectual Property.

(e)           NRGWG is the sole and exclusive owner of all of the Transferred Intellectual Property free and clear of Liens other than Permitted Liens.

(f)            Other than with respect to the TSA and the Contracts set forth on Section 3.21 of the Seller Disclosure Schedule, the software, hardware, and information technology systems used exclusively in connection with the Business are sufficient to support the current operations of the Business and to such Sellers’ knowledge such systems have not within the past three (3) years experienced any material breach of security or unauthorized access with respect to such systems.

Section 3.14         Seller Contracts.

(a)           Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of the following Contracts to which such Seller or any of its Affiliates is a party and to which the Project, the Purchased Assets or Assumed Liabilities are bound or subject (collectively, the contracts listed or required to be listed on Section 3.14(a) of the Seller Disclosure Schedule, “Seller Contracts”):

(i)            Contracts (excluding Hedging Arrangements) involving aggregate consideration or payment obligations in excess of $750,000 individually or $2,000,000 in the aggregate for the purchase, exchange, sale, transportation, storage, parking, loaning, distribution, wheeling, facility or meter construction, unloading, delivery or balancing of natural gas, coal, oil or other fuel, water or commodities used for the generation of electric power;

(ii)           Contracts involving aggregate consideration or payment obligations in excess of $750,000 individually or $2,000,000 in the aggregate for the future purchase, exchange or sale of electric power, capacity or ancillary services;

(iii)          Contracts for the transmission of electric power involving aggregate consideration or payment in excess of $750,000 individually or $2,000,000 in the aggregate;

(iv)          electric, oil, water or natural gas interconnection Contracts;

(v)           all collective bargaining agreements covering any Business Employees or relating to the operation of the Business;

(vi)          any (i) employment or severance Contract with any Business Employee (other than any such agreement that is terminable by such Seller at will upon notice of thirty (30) days or less without costs or liabilities), (ii) Contract providing for a change of control, stay bonus, transaction completion bonus or other similar payment to be made to any Business Employee, or (iii) consulting Contract with an individual service provider performing material services for the Business (other than, for the avoidance of doubt, the TSA);

(vii)         Contracts relating in any way to outstanding Hedging Arrangements with terms that are longer than thirty (30) days;

(viii)        the LTSAs;

(ix)          any operations agreement, maintenance agreement or management agreement (including administration, energy management, dispatch, scheduling or market participant services);

(x)           the Leases;

(xi)          Contracts that contain covenants of such Seller or its Affiliates (A) not to compete in any line of business, with any Person or in any geographical area; (B) not to offer or sell any product or service to any Person or class of Persons, (C) to offer, sell or purchase any product or service to or from any Person or class of Persons on an exclusive basis or to purchase “full requirements” from any Person or (D) granting “most favored nation” or similar rights to any Person;

(xii)         Contracts that establish any partnership, joint venture or similar arrangement involving the sharing of profits or losses with a third party;

(xiii)        Contracts with a Governmental or Regulatory Authority, except for normal and customary agreements for the provision of utilities, water or sewer that are provided on the basis of a tariff or similar generally applicable rates, terms and conditions and do not involve aggregate consideration or payments in excess of $750,000 individually or $2,000,000 in the aggregate;

(xiv)        Contracts that involve, as parties thereto, one or more of NRGWG or its Affiliates, on the one hand, and any of the directors, officers or other Affiliates of NRGWG, their Affiliates, NRG or any of their respective Related Persons, on the other hand;

(xv)         Contracts requiring NRGWG or any of its Affiliates to make any capital expenditures in excess of $750,000 individually or $2,000,000 in the aggregate;

(xvi)        Contracts that constitute a Tax sharing agreement, Tax indemnity agreement, a “payment in lieu of Taxes” (or similar) agreement, or a Tax-related closing agreement (other than any customary commercial agreement or arrangement entered into in the ordinary course of business that is not primarily related to Taxes);

(xvii)       except as described above, all Contracts that require that any Support Obligation be maintained in respect of the Project, Purchased Assets or Assumed Liabilities;

(xviii)      except as described above, all other Contracts (A) for the future sale or acquisition of any Purchased Asset or (B) that grant a right or option to purchase any Purchased Asset (including, in each case, any potential payment to exercise any right or option related to any of the Purchased Assets), other than, in each case, (x) Contracts entered into relating to any asset or property with a value of less than $750,000 for each individual Contract or $2,000,000 in the aggregate for a series of related Contracts and (y) sales or exchanges of electric power, capacity or ancillary services in the ordinary course of business;

(xix)        other than the TSA, Contracts (i) pursuant to which NRGWG or any of its Affiliates licenses in material Intellectual Property, other than click-wrap, shrink-wrap and off-the-shelf software licenses for unmodified software in object code form that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year, (ii) pursuant to which NRGWG or any of its Affiliates licenses out Intellectual Property to any other Affiliate or other third party or (iii) pertaining to the development, maintenance or support of any material Intellectual Property;

(xx)         Contracts providing for indemnification by such Seller or any of its Affiliates, except for any such Contract that is not material to the Purchased Assets,

Assumed Liabilities or Project and is entered into in the ordinary course of business; and

(xxi)        except as described above, all other Contracts requiring payments by or to NRGWG or any of its Affiliates in excess of $750,000 for each individual Contract or $2,000,000 in the aggregate for a series of related Contracts, except sales or exchanges of electric power, capacity or ancillary services in the ordinary course of business.

(b)           Except as set forth on Section 3.14(b) of the Seller Disclosure Schedule or as may be limited by the Enforceability Limitations, (i) each Seller Contract is as of the date hereof and will be as of the Closing in full force and effect and does as of the date hereof and will as of the Closing constitute a legal, valid and binding obligation, enforceable in accordance with its terms, of the applicable Seller or its applicable Affiliates and, to the Knowledge of such Seller, the other parties thereto, (ii) none of such Seller or its Affiliates, as applicable or, to the Knowledge of such Seller, any other party to any Seller Contract, is in breach, violation or default (and no event, condition or omission exists or has occurred that after notice or the lapse of time or both) thereof in any material respect, (iii) none of such Seller or its applicable Affiliates has received any written claim or notice or, to the Knowledge of such Seller, any oral claim or notice of any material breach of or material default of any of such Seller or its Affiliates under any Seller Contract that is unresolved; and (iv) no event, condition or omission exists or has occurred which, individually or in the aggregate, would reasonably be expected to result in a material breach of or a material default under any Seller Contract by any of such Sellers or its Affiliates or, to the Knowledge of such Seller, any other party thereto. True and complete copies of each Seller Contract (including any applicable amendments, supplements and change orders thereto), in each case as amended and in effect as of the date of this Agreement, have been made available to Purchaser.

(c)           Subject to the terms and conditions of the Plan and Confirmation Order, such Seller is authorized to assume and assign the Assumed Contracts to Purchaser.

Section 3.15         Taxes.  Except as set forth in the corresponding subsection of Section 3.15 of the Seller Disclosure Schedule:

(a)           As applicable, NRGWG (i) has timely filed (or caused to be filed) all material Tax Returns required to be filed with respect to the Business and the Purchased Assets, and all such Tax Returns are true, correct and complete in all material respects; and (ii) will, as of the Closing, have paid (or caused to be paid) all material Taxes due and owing with respect to the Business and the Purchased Assets, in each case to the extent relevant to determining any liability for which Purchaser or its Affiliates may be liable.

(b)           There are no audits, claims, assessments, levies, administrative or judicial Action or Proceedings pending or proposed in writing against the Business or with respect to the Purchased Assets by any Taxing Authority that relate to a material Tax, and all deficiencies asserted and assessments made as a result of any examination, proceeding or other claim by any Governmental or Regulatory Authority with respect to the Project and the Purchased Assets have been fully paid.

(c)           With respect to Tax periods for which Purchaser or its Affiliates could be liable, NRGWG has not consented to waive any statute of limitation with respect to material Taxes relating to the Business or the Purchased Assets.

(d)           Neither NRGWG nor its Affiliates have, within the preceding two (2) years, been subject to any claim with respect to the Business or the Purchased Assets by any Taxing Authority in a jurisdiction where such entity does not file a Tax Return that such entity is subject to any material Tax in that jurisdiction in respect of the Business or the Purchased Assets that would be the subject of such Tax Return.

(e)           There are no Liens for Taxes upon any of the Purchased Assets, other than Permitted Liens.

Section 3.16         Employee Matters.

(a)           Except as disclosed on Section 3.16(a) of the Seller Disclosure Schedule, neither NRG, NRGWG nor any of their respective Affiliates is party to any collective bargaining agreement covering any Business Employees or relating to the operation of the Business and there are no such agreements applicable to any Business Employee.  Except as disclosed on Section 3.16(a) of the Seller Disclosure Schedule, during the past three (3) years, (i) no petition has been filed or proceedings instituted by any labor union or other labor organization with any Governmental or Regulatory Authority seeking certification as the bargaining representative of any group of employees of the Business, (ii) no demand for recognition of employees of the Business has been made by, or on behalf of, any labor union or other labor organization, (iii) to the Knowledge of such Seller, there has been no effort by, or on behalf of, any labor union, other labor organization, or group of employees to organize any employees of the Business, and (iv) there has been no strike, work stoppage or lockout against or involving NRGWG or any of its Affiliates relating to the operation of the Business.

(b)           With respect to the Business and Business Employees, NRGWG and each of its Affiliates are, and for the past three years have been, in compliance in all material respects with all Laws relating to labor and employment matters, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, workplace safety, immigration, employee and worker classification, and the payment and withholding of social security and other payroll Taxes and contributions. NRGWG has provided to Purchaser a list of each Business Employee with such employee’s base salary or base wage rate, bonus entitlement and an indication as to whether the Business Employee is on a leave of absence for any reason.  The accrued benefit as of the Closing of each Transferred Union Employee under the defined benefit pension plan(s) provided to such employee by NRG and its Affiliates shall be a liability of NRG, pursuant to the terms of the Pension Indemnity Agreement, dated as of December 14, 2017, by and between NRG and GenOn.

(c)           There has been no action that has triggered notice or other obligations to any Business Employees or relating to the Business under the Worker Adjustment and Retraining Notification Act or similar Law for which there are any unsatisfied obligations.

(d)           Section 3.16(d) of the Seller Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each material Seller Employee Plan.  Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS.  Each Seller Employee Plan has been established, maintained, administered and funded in all material respects in compliance with its terms and with the requirements of applicable Law, including ERISA and the Code.  No Actions or Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of such Seller, threatened against or with respect to any Seller Employee Plan, and there has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Seller Employee Plan, except as would not reasonably be expected to, individually or in the aggregate, result in material Liability to NRGWG, Purchaser or any of their respective Affiliates.  All contributions, distributions, accruals, reimbursements and premium payments due with respect to each Seller Employee Plan have been timely made and all contributions, distributions, accruals, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.  Sellers have provided true and complete copies of the NRG Pension Agreements to Purchaser.

(e)           Except as set forth on Section 3.16(e) of the Seller Disclosure Schedule, no Seller Employee Plan is a, and Sellers and their Affiliates do not have any liability relating to the Project for any, “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 or 430 of the Code (each, a “Title IV Plan”), except as would not reasonably be expected to result in Liability to Purchaser or any of its Affiliates.  With respect to each Title IV Plan: (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; and (iv) all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to Section 4007 of ERISA have been timely paid.

(f)            NRGWG does not sponsor, maintain or contribute to any plan, program or arrangement that provides, or represents an obligation to provide, post-retirement or other post-employment welfare benefits, including life insurance (other than health care continuation coverage as required by Section 4980B of the Code).

(g)           Except as set forth on Section 3.16(g) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Business Employee to any benefit or compensation or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due, to any such Business Employee.

Section 3.17         Insurance.  Section 3.17 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies in effect as of the date of this Agreement that insure the Business, Purchased Assets or Project or the ownership or operation thereof (collectively, the “Insurance Policies”). As of the date hereof, there is no material claim related to the Business, Purchased Assets, Project or Assumed Liabilities pending under the Insurance Policies or incidents that, to the Knowledge of such Seller, could give rise to any such claims. During the past three (3) years, none of Seller or any of its Affiliates has made any claim under any Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers. Neither such Seller nor any of its Affiliates have received written notice of cancellation or non-renewal of any Insurance Policy.

Section 3.18         Environmental Matters.

(a)           Except as set forth on Section 3.18 of the Seller Disclosure Schedule:

(i)            Such Seller (with respect to the Business) and the Project are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect;

(ii)           there are no Environmental Claims pending with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect;

(iii)          to the Knowledge of such Seller, there is no site to which Hazardous Substances generated by the Project have been transported that is the subject of any environmental action or that would be reasonably expected to result in an Environmental Claim, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect;

(iv)          no Hazardous Substances have been disposed of or released by such Seller (with respect to the Business) on, at, from or under any location or Real Property or, to the Knowledge of such Seller, by any other Person on, at, from or under any Real Property that, in either case are reasonably likely to require investigation or remediation under any Environmental Law, except, in each case, as would not reasonably be expected to result in a Seller Material Adverse Effect; and

(v)           Such Seller is not currently operating the Project under any outstanding compliance or consent Order or decree issued or entered into under any Environmental Law except for such compliance or consent Order as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

(b)           Section 3.18 of the Seller Disclosure Schedule sets forth all of the Emission Allowances presently held by NRGWG and its Affiliates for the Project, each of which is held in an account owned by NRGWG or one of its Affiliates, is fully transferable to Purchaser (to the extent transferable pursuant to applicable Law) and is not subject to any pending agreement or obligation to be sold or transferred to any other Person.  The amount of such Emission Allowances is sufficient to cover the compliance obligations with respect to the Business under CSAPR and the Acid Rain Program for emissions from the Project facility for any portion of the current compliance period prior to the Closing Date and for any prior compliance period (to the extent that Emission Allowances for such period have not yet been surrendered).

(c)           This Section 3.18 and Section 3.19 (to the extent applicable to Environmental Permits) contain the sole and exclusive representations and warranties of Sellers with respect to environmental, health and safety matters, including all matters arising under any Environmental Laws or related to Hazardous Substances, Environmental Permits or Environmental Claims.

Section 3.19         Permits and Regulatory Matters. Section 3.19 of the Seller Disclosure Schedule sets forth a true and complete list of all material Permits owned or held by such Seller or its Affiliates as of the date of this Agreement that are required for the ownership, maintenance, occupancy, management and operation of the Project, the Business and the Purchased Assets (collectively, with respect to the Project and excluding such Seller’s market-based rate tariff on file with FERC under Section 205 of the FPA and its exempt wholesale generator status under PUHCA, the “Material Permits”).  True and complete copies of all Material Permits have been made available to Purchaser prior to the date of this Agreement.  Except as set forth on Section 3.19 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect:

(a)           each Material Permit is in full force and effect and no Action or Proceeding to revoke, terminate, cancel, suspend, limit or modify or that would reasonably be expected to result in the revocation, termination, cancellation, suspension, limitation, rescission or modification of any such Permit has been served upon such Seller or its Affiliates or is otherwise pending, in effect, threatened in writing or, to the Knowledge of such Seller, threatened orally; and

(b)           Such Seller and each of its applicable subsidiaries is in compliance with all Material Permits held by it.

Section 3.20         Affiliate Transactions.  Except as set forth on Section 3.20 of the Seller Disclosure Schedule, and other than with respect to services provided under the Transition Services Agreement dated as of December 14, 2017, by and between GenOn and NRG (the “TSA”), (a) there are no Contracts or other arrangements between NRGWG, on the one hand, and one or more of NRGWG’s Affiliates, NRG or its or their other Related Persons, on the other hand, other than usual compensation to officer, directors and employees paid in the ordinary course of business, consistent with past practice, and (b) none of Sellers or any Affiliate of Sellers or NRG or any of its or their Affiliates or any of its or their Related Persons provides, or causes to be provided, or holds any Assets, services or facilities not included as a Purchased Asset that are necessary to conduct the Business.

Section 3.21         Condition of Assets.  Except (a) as set forth on Section 3.21 of the Seller Disclosure Schedule, or (b) as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Purchased Assets or the Project as currently owned or operated by such Seller, the Purchased Assets to be conveyed to Purchaser at the Closing (i) are in good working order and condition, ordinary wear and tear excepted, (ii) have been maintained in accordance with Good Industry Practice and all warranties and insurance policies applicable to the Project and (iii) other than services performed pursuant to the TSA, constitute all of the property and assets used or held for use for the ownership or operation of the Purchased Assets and Project and necessary to own and operate the Purchased Assets and Project as currently owned and operated by such Seller or its applicable Affiliates.  As of the Closing, the Purchased Assets will be transferred to Purchaser free and clear of all Liens (as defined in the Plan), Claims (as defined in the Plan), Interests (as defined in the Plan) and other encumbrances pursuant to Sections 363 and 1123 of the Bankruptcy Code (as defined in the Plan), other than Permitted Liens.

Section 3.22         Hedging Arrangements.  Section 3.22 of the Seller Disclosure Schedule sets forth a true and complete list of all outstanding Hedging Arrangements related to the Business with terms longer than thirty (30) days as of the date of this Agreement.

Section 3.23         Capital Expenditures.  Section 3.23 of the Seller Disclosure Schedule sets forth an accurate and complete statement of all capital expenditures actually paid in cash and committed in respect of each Project during the 12-month period ended December 31, 2017, including a reasonable summary of such expenditures, broken down into reasonable categories.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Sellers concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as follows:

Section 4.01         Legal Existence.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is qualified to do business and is in good standing in the states that the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to Purchaser’s ability to perform its obligations hereunder or under other agreements and instruments to be executed and delivered by Purchaser in connection with this Agreement (the “Purchaser Transaction Documents”).  Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Purchaser Transaction Documents, including to purchase the Purchased Assets and assume the Assumed Liabilities pursuant hereto.

Section 4.02         Authority.  The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the Purchaser Transaction

Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of Purchaser.  This Agreement and each of the Purchaser Transaction Documents has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by the Enforceability Limitations.

Section 4.03         No Conflicts.  Except as described on Section 4.03 of the Purchaser Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 4.04 of the Purchaser Disclosure Schedule have been obtained, the execution and delivery by Purchaser of, and the performance of its obligations under, this Agreement, the Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of any Governance Document of Purchaser;

(b)           conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or

(c)           (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any material Contract, Permit or Governmental or Regulatory Approval to which Purchaser is a party or by which any of its assets and properties is bound.

Section 4.04         Governmental or Regulatory Approvals.  Except as set forth in Section 4.04 of the Purchaser Disclosure Schedule, no Governmental or Regulatory Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement, the Purchaser Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 4.05         Legal Proceedings.  There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its assets or properties that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the purchase of the Purchased Assets or the assumption of the Assumed Liabilities by Purchaser under this Agreement or the performance by Purchaser of its obligations under this Agreement or the Purchaser Transaction Documents.

Section 4.06         [Reserved]

Section 4.07         Brokers.  No broker, finder or agent acting on behalf of Purchaser or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Sellers or their Affiliates.

Section 4.08         Financing.

(a)           Purchaser has received and accepted an executed commitment letter dated as of the date of this Agreement (the “Equity Commitment Letter”) from the Purchaser Guarantor, pursuant to which the Purchaser Guarantor has committed, subject to the terms and conditions thereof, to invest on or prior to Closing immediately available funds in the amounts set forth therein, which is the full amount required to consummate the transactions contemplated by this Agreement (the “Equity Financing”).  Purchaser has delivered to Sellers a true, complete and correct copy of the executed Equity Commitment Letter.  As of the date of this Agreement, (a) the Equity Commitment Letter has not been amended or modified and no such amendment or modification that could reasonably be expected to impact the funding of the Equity Financing is contemplated and the commitments contained in the Equity Commitment Letter have not been withdrawn, modified, amended, terminated or rescinded in any respect and (b) no such withdrawal, termination, rescission, amendment or modification is contemplated.  Except as set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Purchaser Guarantor to provide the Equity Financing.  There are no agreements or side letters or other arrangements relating to the Equity Financing to which Purchaser or any of its Affiliates is a party that could reasonably be expected to impose conditions to the funding of the Equity Financing, other than those set forth in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, subject to the Enforceability Limitations.  Assuming the satisfaction or waiver by Purchaser of the conditions contained in Article VIII, (i) Purchaser is able to, and does not have any reason to believe that it will be unable to, satisfy on a timely basis any term or condition to the funding of the Equity Financing on the Closing Date contained in the Equity Commitment Letter required to be satisfied by it, and (ii) subject to its terms and conditions, the aggregate proceeds from the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Purchaser with cash on the Closing Date, together with available cash, sufficient to consummate the transactions contemplated by this Agreement (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby) (collectively, the “Financing Purposes”).

(b)           The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Purchaser Guarantor, enforceable in accordance with its terms, subject to the Enforceability Limitations.

Section 4.09         Exon-Florio.  Purchaser is not deemed a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, or any executive orders, rules or regulations relating thereto.

ARTICLE V
 COVENANTS RELATING TO SELLERS

The Parties agree for the benefit of Purchaser, except to the extent Purchaser may otherwise consent in writing (other than with respect to obligations of Purchaser), as follows:

Section 5.01         Investigation by Purchaser.  From the date of this Agreement until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Sellers shall, and shall cause its Affiliates to, provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, consultants, contractors, agents and accountants of Sellers and their Affiliates and their respective assets, properties, books and records, in each case, to the extent related to the Purchased Assets, Assumed Liabilities or Project, but only to the extent that such access does not unreasonably interfere with the business and operations of Sellers and their Affiliates.  Notwithstanding the foregoing, Sellers shall not be required to, and shall not be required to cause its Affiliates to, furnish any such information where the furnishing of such information would (a) violate any Law, Order, Permit or Governmental or Regulatory Approval applicable to Sellers or any of their Affiliates, assets and properties, including the Project, (b) result in the loss of attorney-client privilege with respect to such information, (c) result in a breach of a Contract to which Sellers or any of their Affiliates is a party, or (d) result in the disclosure of any trade secret, proprietary or confidential information of third parties (including any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids); provided that if any material is withheld by Sellers pursuant to this sentence, Sellers shall inform Purchaser as to the general nature of what is being withheld, and Sellers shall cooperate with Purchaser to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely to violate any such applicable Law, Order, Permit or Governmental or Regulatory Approval or result in the loss of a privilege, a breach or a disclosure, as applicable, under clauses (a) through (d) of this sentence.  Sellers shall have the right to have a representative present at all times during any such inspection, interview or examination by Purchaser and/or its Representatives conducted at or on the offices or other facilities or properties of Sellers and to impose reasonable restrictions and requirements for liability and safety purposes.  Nothing in this Section 5.01 shall entitle Purchaser to conduct any sampling, monitoring or other surface, subsurface or invasive investigation, assessment or analysis of soil, groundwater, building materials, ambient air, or other environmental media or emissions on any Real Property owned or leased by Sellers or their Affiliates without Sellers’ prior written consent, which consent may be withheld in Sellers’ reasonable discretion.

Section 5.02         Conduct of Business.  From the date of this Agreement until the Closing, Sellers and their applicable Affiliates shall conduct the Business and operate the Purchased Assets in the ordinary course consistent with past practice.

Section 5.03         Certain Restrictions. From the date of this Agreement until the Closing, each Seller (with respect to itself solely) shall and shall cause its applicable Affiliates to refrain from taking any of the following actions in respect of the Project, the Purchased Assets and the Assumed Liabilities, except (a) with respect to those matters set forth on Section 5.03 of the Seller Disclosure Schedule, (b) as expressly required by this Agreement, (c) with Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), or (d) as required by Law or the terms of any Permit:

(i)            failing to maintain the Records in accordance with past custom and practice;

(ii)           incurring any material Liens or permitting any material Liens to be imposed on any Purchased Assets and properties (other than Permitted Liens);

(iii)          acquiring any assets or properties or disposing of any assets or properties of such Seller, in either case, solely to the extent that such assets or properties constitute (or would constitute at the Closing) Purchased Assets and except for (A) acquisitions of spare parts, assets or properties valued at less than $50,000 individually or $250,000 in the aggregate, or (B) the purchase or sale of (1) natural gas, power, transmission or ancillary services or (2) chemicals and other supplies relating to the operation and maintenance of the Projects, in the case of each of clauses (1) and (2) in the ordinary course of business;

(iv)          entering into, amending, modifying or terminating (partially or completely and other than pursuant to the expiration of the term thereof) in any material respect any Seller Contract (or any Contract that, if in existence on the date of this Agreement would have been required to be disclosed on Section 3.14(a) of the Seller Disclosure Schedule), other than, in each case, the entering into, amendment, modification or termination (whether partial or complete) of any Hedging Arrangements that constitute Excluded Assets or Excluded Liabilities in the ordinary course of business of such Seller and in compliance with the Risk Policies (with respect to NRGWG);

(v)           incurring Indebtedness, except (A) as would not constitute an Assumed Liability or (B) as is repaid or discharged by such Seller or its Affiliates at or prior to Closing;

(vi)          (A) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets other than in accordance with the CapEx Budget, excluding (x) any major maintenance costs that are capitalized under such Seller’s and its Affiliates’ accounting policy consistent with past practices and (y) expenditures under the LTSAs or (B) failing to make (x) any capital expenditures in accordance with the CapEx Budget or (y) any payment required under the LTSAs;

(vii)         canceling, compromising, settling, assigning or transferring any dispute or claim that would reasonably be expected to result in a non-current liability exceeding $50,000 becoming due from Purchaser after the Closing or restrictions or limitations that materially and adversely affect Purchaser’s ability to conduct the Business after the Closing;

(viii)        except as may be required to meet the requirements of applicable Law or GAAP, changing any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the Business;

(ix)          failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to the Purchased Assets;

(x)           amending any Material Permit, or agreeing to a stipulation or settlement with a Governmental or Regulatory Authority relating to any Material Permit, other than routine renewals that do not impose additional material limitations on the Business;

(xi)          participating in any PJM capacity auction except in the ordinary course of business consistent with past practice (including compliance with the Risk Policies);

(xii)         entering into any Hedging Arrangement or any power or gas transaction, or any financial transaction (in each case except to the extent constituting an Excluded Asset or Excluded Liability);

(xiii)        entering into, amending or modifying any Support Obligation in a manner that would result in the aggregate outstanding amount of Support Obligations maintained for the benefit of the Business as of the Closing being increased by more than $50,000 as compared to the aggregate outstanding amount of Support Obligations maintained for the benefit of the Business with respect to the Purchased Assets as of the date of this Agreement, which aggregate outstanding amount is reflected on Section 3.14(a)(xvii) of the Seller Disclosure Schedule;

(xiv)        other than as required by applicable Law, Contract or an existing Seller benefit plan, (A) increasing or accelerating the payment of the wages, salaries, compensation, pension or other benefits payable by such Seller or any of its Affiliates to any Business Employee, other than for changes to Seller Employee Plans sponsored or maintained by such Seller or its Affiliates and that apply to substantially all similarly situated employees of such Seller and its Affiliates who are not Business Employees; (B) entering into or amending any employment, severance, change in control, retention or similar agreement with any Business Employee; (C) terminating (other than for cause) the employment of or promoting or materially changing the job function of any Business Employee; (D) hiring any additional Business Employees, but excluding transfers of currently employed Business Employees among the Sellers and their Affiliates as reasonably necessary to facilitate consummation of the transactions contemplated by this Agreement; or (E) other than in accordance with Section 7.04(b), entering into, amending or modifying any collective bargaining agreement covering Business Employees;

(xv)         allowing the Project to engage in any material new line of business, or making any material change in the conduct of the Business;

(xvi)        selling, transferring, conveying or otherwise disposing of any Purchased Assets other than dispositions of obsolete Tangible Personal Property in the ordinary course of business; provided that any such dispositions are paid in full prior to the Closing Date and reflected in the calculation of the Purchase Price;

(xvii)       deferring any scheduled major maintenance on any Purchased Assets;

(xviii)      purchasing any Equity Securities of any Person that would become Purchased Assets;

(xix)        changing or modifying any material credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or any material failure to pay or delay payment of payables or other liabilities;

(xx)         making or changing any material election with respect to Taxes, filing any material Tax Return that is inconsistent with the past practices of such Seller with respect to the Project and the Purchased Assets, entering into any closing or similar agreement with respect to Taxes, surrendering any right to a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or failing to pay any material Taxes as such Taxes become due and payable, in each case, to the extent such action would reasonably be expected to have any adverse effect on any Purchased Asset or Assumed Liability of Purchaser or its Affiliates; or

(xxi)        agreeing or committing to do or engage in any of the foregoing.

Notwithstanding anything else contained in this Section 5.03, (A) Sellers may take any actions consistent with Good Industry Practice with respect to emergency situations or to comply with the terms of any Seller Contract so long as the applicable Seller shall, upon receipt of notice of any such actions, promptly (and in any event no later than two (2) Business Days after such action is taken) inform Purchaser of any such actions taken outside the ordinary course of business consistent with past practices and (B) Sellers shall have no obligation to enter into any Contract, including any Hedging Arrangements.

Section 5.04         Governmental Approvals; Third Party Consents.

(a)           From the date of this Agreement until the Closing, Sellers shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Sellers to perform their obligations under this Agreement, including those set forth on Section 3.03 and Section 3.04 of the Seller Disclosure Schedule, and to consummate the transactions contemplated hereby.

(b)           NRGWG (on behalf of Sellers) shall promptly notify Purchaser of any oral or written communication either Seller receives from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Purchaser to review in advance any communication proposed to be made by Sellers to any Governmental or Regulatory Authority and provide Purchaser with copies of all material correspondence, filings or other communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of their staff, on the other hand.

(c)           RRI shall take all actions reasonably necessary to release permanently all firm natural gas transportation capacity under the TETCO Contracts to Purchaser.

(d)           Sellers shall file a motion with the Bankruptcy Court seeking approval of the Final Sale Order promptly and in any event within ten (10) Business Days after the date hereof and shall use commercially reasonable efforts to have the Final Sale Order approved as soon as possible thereafter; provided that nothing herein shall require Sellers to make such filing or obtain such approval on an emergency basis.

Section 5.05         Governmental Filings.

(a)           FERC.  Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), NRGWG (on behalf of Sellers) shall, in consultation with Purchaser, take all actions reasonably necessary to prepare and file with FERC the filings set forth in Section 5.05(a) of the Seller Disclosure Schedule.  Subject to Section 5.04(b), Sellers shall promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b)           HSR.  Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), Sellers shall take all actions reasonably necessary to make the filings required of Sellers under the HSR Act and thereafter shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any request for additional information received by Sellers or their Affiliates or Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.  Sellers shall reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act.  Sellers shall request, and shall cooperate with Purchaser in requesting, early termination of any applicable waiting period under the HSR Act.

(c)           PJM.  Sellers shall cooperate in good faith with Purchaser in furtherance of the changes to the PJM registration required to reflect the transactions contemplated by this Agreement.

(d)           NERC.  Within thirty (30) days of Closing, NRGWG shall provide written notification to ReliabilityFirst Corporation that the Project will no longer be a part of NRGWG’s NERC-registered portfolio of generation and as such, is no longer the “Generator Owner” and “Generator Operator” with respect to the Project.

Section 5.06         Financing Cooperation.

(a)           Sellers shall, and shall cause its Affiliates to, use their commercially reasonable efforts to provide, and shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cause their respective Representatives to, provide to Purchaser and its Affiliates all cooperation reasonably requested by Purchaser in connection with any debt financing in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including (i) providing customary historical financial statements and other information, including such financial statements may be required by one or more debt commitment letters entered into in connection with the Debt Financing (the “Debt Commitment Letters”), and providing other customary pertinent information in Sellers or their Affiliates’ possession, custody or control regarding the Project, the Purchased Assets and the Assumed Liabilities as may be reasonably requested by Purchaser for use in connection with the Debt Financing, (ii) using commercially reasonable efforts to assist Purchaser in connection with the preparation of pro forma financial information and financial statements to the extent reasonably required by its Financing Sources to be included in any offering documents, including by causing KPMG to prepare and deliver to Purchaser (in each case, at Purchaser’s expense) reviewed financial statements of the Business (A) as of and for the twelve (12) months ended December 31, 2017, which financial statements shall be delivered on or before March 31, 2018 if the Closing has not occurred prior to such date, (B) as of and for the three (3) months ended March 31, 2018, which financial statements shall be delivered on or before May 30, 2018 if the Closing has not occurred prior to such date, (C) as of and for the six (6) months ended June 30, 2018, which financial statements shall be delivered on or before August 29, 2018 if the Closing has not occurred prior such date, and (D) as of and for the nine (9) months ended September 30, 2018, which financial statements shall be delivered on or before November 29, 2018 if the Closing has not occurred before such date; provided that neither Sellers nor any of their Affiliates or their respective Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information, (iii) facilitating the pledging of collateral (including (x) reasonable cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens and termination of security interests, (y) reasonable cooperation in connection with Purchaser’s efforts to obtain Phase I environmental assessments and title insurance and (z) reasonable cooperation with appraisals, field examinations and related collateral assessments in respect of the Purchased Assets, in each case, as reasonably requested by Purchaser), (iv) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof to be made available on the Closing Date for the Financing Purposes, (v) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, (vi) attending (and using commercially reasonable efforts to cause their independent auditors to attend) a reasonable number of account due diligence sessions or other meetings, in each case, upon reasonable prior notice at mutually acceptable times and locations, and (vii) causing each of Leidos Engineering, LLC, PA Consulting Group, Inc., and Tetra Tech, Inc. to provide reliance letters in favor of the lead arrangers, lenders and administrative agent for any Debt Financing with respect to the Independent Engineer’s Report from Leidos Engineering, LLC, dated as of December 18, 2017, the Independent Energy Market Expert Report from PA Consulting Group, Inc., dated as of September 2017, and the Phase I Environmental Site Assessment and Limited Environmental Compliance Assessment — Hunterstown CCGT, prepared by Tetra Tech, Inc. for GenOn Energy, Inc, dated as of October 2017, as applicable. Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere with the ongoing operations of Sellers or their Affiliates, neither Sellers nor any of their Affiliates shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation in connection with the Debt Financing prior to the Closing.  Neither Sellers nor any of their Affiliates shall be required to issue any offering information document.  Sellers hereby consent to the use of Sellers’ and their Affiliates’ logos in connection with the Debt Financing in a form and manner mutually agreed with Sellers; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Sellers or their Affiliates or the reputation or goodwill of Sellers or their Affiliates.

(b)           None of Sellers or their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to liability or to pay any commitment or other similar fee or make any other payment or incur any other liability in connection with the Debt Financing or their performance of their respective obligations under this Section 5.06 or any information utilized in connection therewith, except, solely in the in case of the Sellers, unless contingent upon or becoming effective substantially concurrently with the Closing. Purchaser shall indemnify and hold harmless Sellers and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.06 and any information (other than information furnished in writing by or on behalf of Sellers or their Affiliates expressly for use in connection with offering documents or prospectuses for the Debt Financing) utilized in connection therewith (other than to the extent such Loss arises from the bad faith, gross negligence or willful misconduct of Sellers, their Affiliates or any of their respective Representatives), and this indemnification shall survive termination of this Agreement and Sellers’ Affiliates and Representatives shall be third party beneficiaries of this sentence.  Purchaser shall, promptly upon request of Sellers, reimburse Sellers or their Affiliates, as the case may be, for all out-of-pocket costs and expenses incurred by Sellers or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 5.06.

(c)           Purchaser hereby agrees, that if Purchaser elects to obtain any Debt Financing, (i) Purchaser shall promptly notify Sellers of such election and (ii) Purchaser shall use commercially reasonable efforts to consummate and obtain the proceeds of the Debt Financing on a timely basis to facilitate the Closing when required by this Agreement

(d)           For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of the Debt Financing.

Section 5.07         Books and Records.  Sellers shall deliver to Purchaser, as soon as practicable, at or promptly following the Closing, the Records of Sellers and their Affiliates related to the Business to the extent not located at the Project site.

Section 5.08         Replacement of Security.  Purchaser shall use all commercially reasonable efforts to replace, not later than thirty (30) days after the Closing Date, all of the Support Obligations set forth on Section 5.08 of the Seller Disclosure Schedule, with new letters of credit, guaranties, or other security for post-Closing Date business operations of the Project, so as to enable Sellers or their applicable Affiliate to secure a release of the corresponding Support Obligations with respect to Sellers or such applicable Affiliates. If Purchaser is unable to replace any Support Obligations, (i) Sellers and their Affiliates shall maintain in effect and will not amend or terminate any such Support Obligation, and (ii) Purchaser agrees to and shall reimburse Sellers or such applicable Affiliates for all amounts paid and expenses incurred by Sellers or such applicable Affiliates from and after the Closing Date under or in connection with any demand upon any of such Support Obligations related to post-Closing Date transactions and shall reimburse Sellers or their applicable Affiliate upon demand for Sellers’ or such applicable Affiliates’ out-of-pocket costs for providing such corresponding Support Obligations, in each case with respect to clauses (i) and (ii), for the period beginning on the Closing Date and continuing until Purchaser has replaced such Support Obligations so as to enable Sellers or their applicable Affiliate to secure a release of such Support Obligation.

Section 5.09         Exclusivity.  From the date hereof to the Closing, Sellers shall not, and shall cause each of their Affiliates not to, and shall use commercially reasonable efforts to cause its and its Affiliates’ respective Representatives not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its Affiliates and Representatives), concerning any sale of the Business, or enter into any agreement with respect thereto.  For the avoidance of doubt, this Section 5.09 shall not limit Sellers’, any of their Affiliate’s or their respective Representative’s right to seek and/or enter into a transaction for the sale of Sellers or the Excluded Project so long as any such transaction does not and would not adversely affect Purchaser’s ability to acquire the Project and the Purchased Assets in accordance with the terms of this Agreement.

Section 5.10         Cure Claims.  Sellers shall transfer and assign all Assumed Contracts to Purchaser, and Purchaser shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Plan and Confirmation Order.  In connection with the assignment and assumption of the Assumed Contracts, Sellers shall cure any defaults under the Assumed Contracts by payment of any Cure Claims as required by the Plan and the Confirmation Order or as otherwise ordered by the Bankruptcy Court.  Notwithstanding the payment of the Cure Claims by Sellers, Purchaser shall be responsible for demonstrating and establishing adequate assurance of future performance with respect to the Assumed Contracts to the extent required by the Bankruptcy Court.  For the avoidance of doubt, neither Purchaser nor any Affiliate of Purchaser shall have any Liability for any Cure Claims related to any Assumed Contract.

ARTICLE VI
COVENANTS RELATING TO PURCHASER

The Parties agree for the benefit of Sellers, except to the extent Sellers may otherwise consent in writing (other than with respect to obligations of Sellers), as follows:

Section 6.01         Governmental Approvals; Third Party Consents.

(a)           From the date of this Agreement until the Closing, Purchaser shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Purchaser and its Affiliates to perform their obligations under this Agreement (including those set forth in Sections 4.03 and 4.04 of the Purchaser Disclosure Schedule) and to consummate the transactions contemplated hereby.

(b)           Purchaser shall promptly notify Sellers of any oral or written communication it receives from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Sellers to review in advance any communication proposed to be made by Purchaser to any Governmental or Regulatory Authority and provide Sellers with copies of all material correspondence, filings or other communications between its or any of its Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of its staff, on the other hand, in each case to the extent related to the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, Purchaser shall not be required to furnish any information to Sellers to the extent such information does not relate to the Project, the Purchased Assets or the Assumed Liabilities, reveals Purchaser’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or is otherwise confidential or proprietary information of Purchaser or any of its Affiliates.

Section 6.02         Governmental Filings.

(a)           FERC.    Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement of the Parties), Purchaser shall, in consultation with Sellers, take all actions reasonably necessary to prepare and file with FERC, the filings set forth in Section 6.02(a) of the Purchaser Disclosure Schedule.  Subject to Section 6.01(b), Purchaser shall promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b)           HSR.  Within fifteen (15) Business Days following the date of this Agreement (subject to extension by mutual agreement), Purchaser shall take all actions reasonably necessary to make the filings required of Purchaser under the HSR Act and thereafter shall use reasonable best efforts to promptly comply with, or cause to be complied with, any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.  Purchaser shall reasonably cooperate with Sellers in connection with Sellers’ filing under the HSR Act.  Purchaser shall request, and shall reasonably cooperate with Sellers in requesting, early termination of any applicable waiting period under the HSR Act.

(c)           PJM.  Purchaser shall cooperate in good faith with Sellers in furtherance of the changes to the PJM registration required to reflect the transactions contemplated by this Agreement.

Section 6.03         Insurance.  Purchaser shall be solely responsible from and after the Closing for providing insurance for the Purchased Assets and the Project for events or occurrences occurring after the Closing.  Purchaser acknowledges that all insurance arrangements maintained by Sellers and their Affiliates for the benefit of the Purchased Assets and the Project shall be terminated as of the Closing and no further business interruption, property or liability shall be covered under any such insurance arrangements.

Section 6.04         Investigation by Purchaser; No Other Representations; Non-Reliance of Purchaser.  Purchaser has substantial familiarity with the Business, the Purchased Assets and the Assumed Liabilities and understands the risks inherent therewith.  Furthermore, Purchaser (for itself and on behalf of its Affiliates, Representatives and financing sources) has conducted an independent investigation, verification, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities and the operations, liabilities, results of operations, financial condition, technology and prospects of the Business and Purchaser, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of Sellers for such purpose.  In entering into this Agreement, except for the specific representations and warranties expressly made by Sellers in Article III (as modified by the Seller Disclosure Schedules) or in any Sellers Transaction Document, Purchaser (for itself and on behalf of its Affiliates, Representatives and financing sources) acknowledges that: (a) neither Sellers nor any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Sellers, the Business, the Project, Purchased Assets or Assumed Liabilities or the liabilities, operations, prospects or condition (financial or otherwise) thereof, including with respect to merchantability or fitness for any particular purpose of the Purchased Assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the veracity, accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding Sellers, the Business, the Purchased Assets or the Assumed Liabilities furnished to Purchaser or its Affiliates or their advisors or Representatives or made available to Purchaser, its Affiliates or their advisors or Representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby; (b) it is specifically disclaiming any such other representations or warranties that may have been made by any Person, and acknowledges that Sellers and their Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; and (c) it is specifically disclaiming any obligation or duty by Sellers or any of their Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III, except to the extent disclosure is required pursuant to this Agreement.  Purchaser shall indemnify and hold harmless Sellers and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the access, investigation, verification, review and analysis of the Business, the Purchased Assets and/or the Assumed Liabilities by Purchaser, its Affiliates, Representatives and advisors, except to the extent of the gross negligence or willful misconduct of Sellers or their Affiliates.  Notwithstanding anything herein to the contrary in this Section 6.04 or elsewhere in this Agreement or the Confidentiality Agreement, nothing in this Agreement, or any other document incorporated into or referenced in this Agreement, will operate to limit in any way any claim by Purchaser or any of its Affiliates for fraud.

Section 6.05         Equity Financing.

(a)           Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Equity Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i)  satisfy (or, if deemed advisable by Purchaser, obtain the waiver of) on a timely basis, all conditions applicable to Purchaser and its Affiliates in the Equity Commitment Letter (including payment of all fees and expenses) and comply with its obligations thereunder, (ii) maintain in effect the Equity Commitment Letter in accordance with their terms and (iii) enforce its rights under the Equity Commitment Letter in the event of any breach or purported breach thereof. Purchaser shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Equity Commitment Letter related to the Equity Financing, other than actions expressly permitted by this Agreement.

(b)           Purchaser shall not, without the prior written consent of Sellers, permit any amendment or modification to, or any waiver of any material provision or remedy under, the Equity Commitment Letter if such amendment, modification, waiver or remedy (x) would materially delay the occurrence of the Closing, (y) reduces the aggregate amount of the Equity Financing (except as contemplated by the Equity Commitment Letter) below the amount required to consummate the transactions contemplated by this Agreement or (z) adds new conditions or amends the existing conditions to the drawdown of the Equity Financing, unless Purchaser has available cash sufficient to consummate the Closing.

(c)           Notwithstanding the foregoing or anything contained in this Agreement, Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of the Equity Financing.

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.01         Casualty.

(a)           If any of the Purchased Assets are damaged or destroyed by casualty loss after the date of this Agreement and prior to the Closing (each such event, a “Casualty Loss”), and the cost of restoring, repairing or replacing such damaged or destroyed Assets to a condition reasonably comparable to their prior condition, to the extent such costs are reasonably expected to accrue after the Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds actually received by Sellers and used for such restoration) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss (such aggregate cost and amount of lost profits with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Sellers, the “Restoration Cost”) is greater than $4,980,000 but does not exceed $49,800,000, Sellers shall, prior to the Closing, elect to (i) reduce the amount of the Closing Purchase Price by the estimated Restoration Cost (as estimated by an independent qualified firm reasonably acceptable to Purchaser and Sellers) or (ii) restore, repair or replace the assets or properties relating to such Casualty Loss to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser.  If Sellers elect to reduce the Closing Purchase Price pursuant to clause (i) above, such Casualty Loss shall not affect the Closing.  If Sellers elect to restore, repair or replace the assets or properties pursuant to clause (ii) above, the Sellers will complete or cause to be completed, using commercially reasonable efforts, the repair, replacement or restoration of the damaged assets or property in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and Sellers (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date, upon which date the Closing shall occur).  If Sellers do not make any such election by the end of the period ending on the earlier of the date that is (x) forty five (45) days after the date of such Casualty Loss and (y) sixteen (16) Business Days prior to the Termination Date, Purchaser may elect to either (x) terminate this Agreement pursuant to Section 10.01(b)(iii) within ten (10) Business Days after the end of such period by written notice to Sellers or (y) reduce the Closing Purchase Price by the aggregate Restoration Cost related to such Casualty Loss.  If the Restoration Cost is in excess of $49,800,000, then either Sellers or Purchaser may, by notice to the other Party, terminate the Agreement pursuant to Section 10.01(b)(iii).  If the Restoration Cost is $4,980,000 or less, (1) neither Purchaser nor Sellers shall have the right or option to terminate this Agreement pursuant to Section 10.01(b)(iii) and (2) there shall be no reduction in the amount of the Closing Purchase Price pursuant to this Section 7.01.  In the event of a Casualty Loss, Sellers shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss and shall cause any such insurance proceeds to be contributed or assigned to Purchaser (provided that to the extent the Closing Purchase Price is reduced due to such Casualty Loss, and such Closing Purchase Price reduction does not take into account such insurance proceeds, or Sellers elect to restore, repair or replace the assets or properties pursuant to clause (ii) above, then any such insurance proceeds that are received by Purchaser following the Closing shall be promptly remitted to Sellers).

(b)           To assist Purchaser in its evaluation of any and all Casualty Losses (including Restoration Costs), Sellers shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

Section 7.02         Condemnation.

(a)           If any of the Purchased Assets are taken by condemnation or the power of eminent domain (each, a “Condemnation”) after the date of this Agreement and prior to the Closing and the condemnation value (net of and after giving effect to any condemnation award actually received by Sellers and used to replace such Purchased Assets) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Condemnation (such aggregate condemnation value and amount of lost profits with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Sellers, the “Condemnation Value”) is greater than $4,980,000 but does not exceed $49,800,000, Sellers shall, prior to the Closing, elect to (i) reduce the Closing Purchase Price by such Condemnation Value or (ii) restore or replace the assets or properties relating to such Condemnation to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser. If Sellers elect to reduce the Closing Purchase Price pursuant to clause (i) above, such Condemnation shall not affect the Closing.  If Sellers elect to restore or replace the assets or properties pursuant to clause (ii) above, the Sellers will complete or cause to be completed, using commercially reasonable efforts, the replacement or restoration of the assets or property relating to such

Condemnation in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and Sellers (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date, upon which date the Closing shall occur).  If Sellers do not make any such election by the end of the period ending on the earlier of the date that is (x) forty five (45) days after the date of such Condemnation and (y) sixteen (16) Business Days prior to the Termination Date, Purchaser may elect to either (x) terminate this Agreement pursuant to Section 10.01(b)(iii) within ten (10) Business Days after such period by written notice to Sellers or (y) reduce the Closing Purchase Price by the aggregate Condemnation Value related to such Condemnation.  If the Condemnation Value is in excess of $49,800,000, then either Sellers or Purchaser may, by notice to the other Party, terminate this Agreement pursuant to Section 10.01(b)(iii).  If the Condemnation Value is $4,980,000 or less, (1) neither Purchaser nor Sellers shall have the right or option to terminate this Agreement pursuant to Section 10.01(b)(iii) and (2) there shall be no reduction in the amount of the Closing Purchase Price pursuant to this Section 7.02.  In the event of any Condemnation, Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under any applicable condemnation award in respect of any such Condemnation and shall cause any such condemnation award to be contributed or assigned to Purchaser (provided that to the extent the Closing Purchase Price is reduced due to such Condemnation, and such Closing Purchase Price reduction does not take into account such condemnation award, or Sellers elect to restore or replace the assets or properties pursuant to clause (ii) above, then any condemnation award that is received by Purchaser following the Closing shall promptly be remitted to Sellers).

(b)           To assist Purchaser in its evaluation of any and all Condemnation (including Condemnation Value), Sellers shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

Section 7.03         Certain Tax Matters.

(a)           In consideration for the Purchase Price and the Assumed Liabilities, within sixty (60) days after the Purchase Price is finally determined pursuant to Section 2.05, Purchaser shall prepare and deliver to Sellers an allocation statement (the “Allocation”) allocating the Purchase Price (and the Assumed Liabilities to the extent properly taken into account under the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Sellers shall provide the Allocation to NRG for review and comment and shall send Purchaser a written notice of any objections to the Allocation within a commercially reasonable period of time following Purchaser’s delivery of the Allocation.  Sellers, NRG and Purchaser shall work in good faith to resolve any disputes relating to the Allocation.  If Sellers, NRG and Purchaser are unable to resolve any such dispute within twenty (20) days after Purchaser’s receipt of objections by Sellers and/or NRG, any remaining disputes shall be submitted to a nationally recognized independent public accounting firm as mutually agreed to by Sellers, NRG and Purchaser.  The Allocation, as finally determined hereunder, shall be adjusted to reflect any adjustment to the Purchase Price provided under this Agreement as mutually agreed by Purchaser and Sellers (and agreed to by NRG).  Purchaser and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation, as finally determined hereunder (as adjusted in accordance with this Section 7.03(a)).  Neither Purchaser nor Sellers shall take any Tax position inconsistent with such Allocation (as adjusted in accordance with this Section 7.03(a)) except as required, after using good faith efforts to support the Allocation in any applicable challenge by a Governmental or Regulatory Authority, to settle a dispute with a Governmental or Regulatory Authority with respect to the Allocation.

(b)                                 All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt any gains or Income Taxes) (the “Transfer Taxes”) (if any such Transfer Taxes are incurred after accounting for applicable bankruptcy law) incurred in connection with this transfer of the Purchased Assets from Sellers to Purchaser (and excluding, for the avoidance of doubt, any Transfer Taxes associated with any pre-closing restructuring or other transfer of or with respect to the Purchased Assets occurring prior to the Closing, which Transfer Taxes shall constitute Transaction Fees and Expenses), if any, (collectively, the “Transaction Transfer Taxes”), shall be borne by Purchaser.  Purchaser shall file all Tax Returns and other documentation required to be filed by Purchaser with respect to any such Transaction Transfer Taxes, and, if required by applicable Law, Sellers shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transaction Transfer Taxes. Moreover, the Parties will (and will cause their Affiliates to) cooperate to the extent reasonably requested by the other with respect to the preparation of applicable Tax Returns and the conduct of Tax-related proceedings. No Transaction Transfer Taxes or Transaction Fees and Expenses shall be treated as Working Capital Liabilities.

(c)                                  For purposes of determining Closing Date Working Capital, the amount included in Working Capital Assets or Working Capital Liabilities with respect to Taxes for a Straddle Period shall equal (A) the amount of Taxes (determined without regard to any payments or credits prior to the Closing Date) that is allocable to the Pre-Closing Tax Period under this Section 7.03, reduced (including below zero) (B) by the amount paid to (or credited by) the applicable Governmental or Regulatory Authority prior to the Closing Date with respect to such Taxes (with a positive amount being included as a Working Capital Liability and the absolute value of a negative amount being included as a Working Capital Asset; provided, that in no event will the absolute value of a negative amount described in the preceding clause be included as a Working Capital Asset, except to the extent payable to Purchaser as a refund from the applicable Governmental or Regulatory Authority or creditable against Taxes for which Purchaser would otherwise be liable with respect to the Business or the Purchased Assets within twelve (12) months after the Closing).  For the avoidance of doubt, in no event will Excluded Tax Liabilities for which Sellers (and not Purchaser or its Affiliates) will be liable as a matter of Law be included as a liability in the determination of Closing Date Working Capital.  For property or similar Taxes, the amount allocable to the Pre-Closing Tax Period shall equal the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Pre-Closing Tax Period up to (but excluding) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and for other Taxes shall equal the amount of Taxes for the part of the Straddle Period ending on the day before the Closing Date (computed based on a “closing of the books,” assuming the year ended as of the end of such day).

Section 7.04                            Employee Matters.

(a)                                 Section 7.04 of the Seller Disclosure Schedule lists each Business Employee as of the date hereof.  Sellers will promptly provide written notice and an updated Section 7.04 of the Seller Disclosure Schedule to Purchaser in the event of any changes thereto prior to the Closing Date, provided that any such changes shall be limited to the matters permitted under this Section 7.04(a) or Section 5.03(xiv), voluntary terminations of employment of Business Employees and changes otherwise agreed to in writing by Purchaser.  Prior to Closing, Purchaser shall advise Sellers of the Business Employees to whom Purchaser or its Affiliate intends to make offers of employment (which group shall include all Business Employees who are in the bargaining unit covered by the CBA, as that term is defined below, other than those Business Employees (which shall be three (3) in number) who Seller (in consultation with Purchaser), in coordination with the Union, to the extent necessary, identifies as being allocated to the Hunterstown CT Facility, and who will be removed from Section 7.04 of the Seller Disclosure Schedule prior to the Closing) (the “Target Employees”), with such offers of employment to be effective as of the Closing Date, unless such Business Employee is on a leave of absence on the Closing Date, in which case Sellers shall, or shall cause their Affiliates to, retain the employment of such Business Employees until, and such employment offer will be effective as of when, the Business Employee is available to return to active employment if such availability to return occurs within six months following the Closing Date (or any later date to the extent such Target Employee has instatement, reinstatement, re-hire or similar rights under applicable Law on such later date).  Each such Target Employee who accepts such offer of employment from and commences employment with Purchaser or its Affiliate is referred to herein as a “Transferred Employee”. Except as otherwise specifically provided in this Section 7.04 or as required by applicable Law, effective as of the Closing Date, the employment of the Transferred Employees with Sellers shall terminate and the Transferred Employees shall cease all active participation in and accrual of benefits under any applicable Seller Employee Plan.  Sellers and their Affiliates shall bear any costs related to any claims made by any Business Employee for any severance payments and benefits arising out of or in connection with Purchaser’s decision not to make offers of employment to any Business Employee in accordance with this Agreement.

(b)                                 Effective as of the Closing, unless otherwise determined by Purchaser and except as expressly otherwise provided in Section 2.01(d)(iv), Purchaser will not assume, and will not be bound by, the terms and obligations of the collective bargaining agreement between GenOn Energy Services, LLC and the Local Union 777 of the International Brotherhood of Electrical Workers (the “CBA”) with respect to the Transferred Employees who were covered by such CBA while employed by Seller or any of its Affiliates (the “Transferred Union Employees”).  Purchaser agrees to recognize the International

Brotherhood of Electrical Workers Local 777 (the “Union”) as the representative of the Transferred Union Employees as of the Closing, and (unless the Union and Purchaser or its Affiliate otherwise agree) to recognize and honor the seniority of each Transferred Union Employee to the extent recognized by Seller or its Affiliate as of the Closing under the CBA or any of its predecessor agreements. Sellers will, or will cause their Affiliates to, bargain in good faith with the Union prior to Closing to negotiate a new collective bargaining agreement with the Union covering only the Transferred Union Employees and effective as of the Closing with the same terms, conditions and obligations (with only such modifications to terms and conditions of employment as are reasonably necessary to reflect the Transferred Union Employees’ employment with Purchaser following the Closing) as the CBA (the “New CBA”), provided that the New CBA will expressly provide (x) Purchaser and its Affiliates have no obligation to provide the accrued benefit as of the Closing of each Transferred Union Employee under the defined benefit plan(s) provided to such employee by NRG or its Affiliates and (y) that pension benefits currently described in the CBA and accruing for services after the Closing be provided after the Closing under a new defined benefit pension plan established by Purchaser or its Affiliates.  Purchaser and its Affiliates and Sellers will (and Sellers will cause their Affiliates and use reasonable best efforts to cause NRG and its Affiliates to) cooperate with each other in good faith to effect the provisions of this Section 7.04(b), including with respect to the negotiation of the New CBA and by providing such information as is reasonably requested by Purchaser to enable it to meet its obligations to establish benefit plans for Transferred Union Employees or otherwise meet its obligations under this Section 7.04(b) and by providing such information as is reasonably requested by Seller, NRG or their respective Affiliates to meet its obligations under this Section 7.04(b).  Further, Sellers will, and will cause their Affiliates to, (i) keep Purchaser fully informed of the status of such negotiations and provide Purchaser with a true and complete copy of the New CBA promptly upon its execution, (ii) provide Purchaser with reasonable opportunity to review and comment on the New CBA, and accept all of Purchaser’s reasonable comments thereon to the extent such comments are not inconsistent with the provisions of this Section 7.04(b) (provided, that, for the avoidance of doubt, nothing in this clause (ii) shall be interpreted as obligating Sellers or their Affiliates to cause the Union to accept such comments), and (iii) permit Purchaser to participate in the New CBA negotiation process to the extent reasonably requested by Purchaser and acceptable to the Union.  GenOn will, and will cause its Affiliates to, use reasonable best efforts to exercise any rights under and enforce to the fullest extent possible the provisions of the NRG Pension Agreements and, before and after the Closing, not agree to amend the NRG Pension Agreements in any manner that could reasonably be expected to result in increased liabilities for Purchaser or any of its Affiliates.  In the event the New CBA is finalized and executed prior to the Closing on terms consistent with the provisions of this Section 7.04(b), effective as of the Closing, Purchaser shall, or shall cause its Affiliate to, adopt and assume the obligations of Sellers and their Affiliates under the New CBA arising after the Closing with respect to Transferred Union Employees.  In the event the New CBA is not finalized and executed prior to the Closing, effective as of the Closing, Purchaser will, or will cause its Affiliates to, bargain in good faith with the Union to negotiate a new collective bargaining agreement with the Union covering only the Transferred Union Employees with the same terms, conditions and obligations as the CBA (with only such modifications to terms and conditions of employment as are reasonably necessary to reflect the Transferred Union Employees’ employment with Purchaser following the Closing or are otherwise agreed to by the Union and Purchaser or its Affiliate), and will apply to the Transferred Union Employees the terms, conditions and obligations set forth in the CBA (with only such modifications to terms and conditions of employment as are reasonably necessary to reflect the Transferred Union Employees’ employment with Purchaser following the Closing or are otherwise agreed to by the Union and Purchaser or its Affiliate) until such new collective bargaining agreement is negotiated.

(c)                                  Prior to or as of Closing, Sellers shall cause each Transferred Employee to be paid all target annual bonuses accrued as of Closing, less Tax withholdings required by applicable Law.

(d)                                 Notwithstanding any contrary provision of this Agreement, Sellers shall be responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA with respect to any individual who experienced a COBRA “qualifying event” on or prior to the Closing Date under any Seller Employee Plan subject to COBRA.

(e)                                  For purposes of payroll taxes with respect to Transferred Employees, Sellers and Purchaser, and their respective Affiliates, shall use commercially reasonable efforts to treat the transaction contemplated by this Agreement as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2), and the parties further agree to implement this treatment by utilizing Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.

(f)                                   This Section 7.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.04, express or implied, shall confer upon any Business Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.04, express or implied, shall be deemed to establish or an amend any plan providing benefits to any Business Employee or as altering the at-will nature of any Transferred Employee’s employment.

Section 7.05                            Title V Permit Sharing Agreement.  If a Title V permit for the Hunterstown CT Facility has not been issued prior to the Closing, the Parties shall enter into a permit sharing agreement reasonably acceptable to the Parties to allow the Hunterstown CT Facility to continue to operate under the Title V permit for the Project until a new Title V permit is issued to the Hunterstown CT Facility.

ARTICLE VIII
 CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions described in Section 2.01, Section 2.03 and Section 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 8.01                            Representations and Warranties.  (a) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of each Seller contained in this Agreement (other than the Seller Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Seller Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

Section 8.02                            Performance.  Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

Section 8.03                            Officer’s Certificates.  Sellers shall have delivered to Purchaser an officer’s certificate, dated the Closing Date and executed on behalf of Sellers, certifying that all of the conditions set forth in Sections 8.01, 8.02 and 8.09 have been satisfied.

Section 8.04                            Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 8.05                            Governmental or Regulatory Approvals.  All Governmental or Regulatory Approvals set forth on Section 8.05 of the Seller Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions affecting the Business or the Purchased Assets, taken as a whole, that would have, or be reasonably likely to have, a material and adverse effect on the condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole, or Purchaser, and each such Governmental or Regulatory Approval shall be a Final Order.

Section 8.06                            Closing Deliveries.  Sellers shall have executed and delivered, or have caused to be executed and delivered, all of the certificates, instruments and other documents specified to be delivered by each of them hereunder.

Section 8.07                            Creditor Consent.  Since the date of this Agreement, the Creditor Consent shall not have been amended, modified, terminated, rescinded, limited, suspended or withdrawn in any respect without Purchaser’s prior written consent.

Section 8.08                            Final Order of Bankruptcy Court. The Bankruptcy Court shall have entered a Final Order (the “Final Sale Order”) in form and substance acceptable to each of Sellers and Purchaser (i) approving modification of the Plan under Section 1127 of the Bankruptcy Code to authorize Sellers to file, execute and consummate the Agreement and (ii) confirming that the Agreement constitutes a Third-Party Sale Transaction for purposes of, and entitled to the benefits and protections of, the Plan and Confirmation Order.

Section 8.09                            Cure Claims.  Sellers shall have successfully cured any defaults under the Assumed Contracts that are being assumed and assigned at Closing by payment of any Cure Claims as required by the Plan and the Confirmation Order or as otherwise ordered by the Bankruptcy Court, and Sellers shall have provided Purchaser evidence thereof.

Section 8.10                            Termination of Certain Agreements.  At or prior to the Closing, Sellers shall have delivered to Purchaser evidence of termination of the agreements set forth on Section 8.10 of the Purchaser Disclosure Schedule without any further liability on the part of any party thereto.

ARTICLE IX
 CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the transactions described in Sections 2.01, 2.03 and 2.04 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by unanimous consent of Sellers in their sole discretion):

Section 9.01                            Representations and Warranties.  (a) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

Section 9.02                            Performance.  Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.

Section 9.03                            Officer’s Certificates.  Purchaser shall have delivered to Sellers an officer’s certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, certifying that all of the conditions set forth in Sections 9.01 and 9.02 have been satisfied.

Section 9.04                            Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 9.05                            Governmental or Regulatory Approvals.  All Governmental or Regulatory Approvals set forth on Section 9.05 of the Seller Disclosure Schedule shall have been obtained, made or given, shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or Sanctions upon Sellers, taken as a whole, that would have, or be reasonably likely to have a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of Sellers, taken as a whole, and each such Governmental or Regulatory Approval shall be a Final Order.

Section 9.06                            Closing Deliveries.  Purchaser shall have executed and delivered all of the certificates, instruments and other documents specified to be delivered by it hereunder.

ARTICLE X
 TERMINATION

Section 10.01                     Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing by written notice from Sellers (acting unanimously) or Purchaser to the other (except for paragraph (a) below):

(a)                                 by mutual written consent of Purchaser and Sellers;

(b)                                 by either Purchaser or Sellers:

(i)                                     if the Closing has not occurred on or before July 30, 2018; provided that such may be extended by Purchaser in its sole discretion, by notice to Sellers, to September 30, 2018 , and, if so extended by Purchaser, such date shall be subject to further extension to a date no later than December 31, 2018 at the election of either Purchaser or Sellers, by notice to the other Parties, if (A) one or more applicable Governmental or Regulatory Approvals have not been obtained by September 30, 2018, and (B) the lack of any such Governmental or Regulatory Approvals is the sole reason that the unwaived conditions set forth in Article VIII and Article IX to consummate the Closing are unfulfilled as of September 30, 2018 (such date, as extended in accordance with the foregoing proviso, the “Termination Date”); provided, further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to a Party at any time that (x) such Party has violated, or is in breach of, any covenant, representation or warranty hereunder, and (y) such violation or breach has prevented satisfaction of any of the non-breaching Party’s conditions to Closing hereunder (and such condition(s) has not been waived by the non-breaching Party and, if capable of being cured, has not been cured by the breaching Party);

(ii)                                  if any court of competent jurisdiction in the United States or other Governmental or Regulatory Authority shall have issued a Final Order or enacted any Law or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and nonappealable; or

(iii)                               under the circumstances set forth in, and in accordance with, Section 7.01 or Section 7.02;

(c)                                  by Purchaser if there has been a breach by any Seller of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of any Seller is or shall have become untrue, in either case such that the conditions set forth in Section 8.01 or Section 8.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Sellers by Purchaser and (B) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to Purchaser at any time that (x) Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, and (y) such violation or breach has prevented satisfaction of any of Sellers’ conditions to Closing hereunder (and such condition(s) has not been waived by Sellers and, if capable of being cured, has not been cured by Purchaser);

(d)                                 by Sellers if there has been a breach by Purchaser of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Purchaser is or shall have become untrue, in either case such that the conditions set forth in Section 9.01 or Section 9.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Purchaser by Sellers and (B) the Termination Date; provided, however, that breach of the Purchaser’s obligation to pay the Closing Purchase Price shall be subject to Section 10.01(e). The right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to Sellers at any time that (x) Sellers have violated, or are in breach of, any covenant, representation or warranty hereunder, and (y) such violation or breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder (and such condition(s) has not been waived by Purchaser and, if capable of being cured, has not been cured by Sellers); or

(e)                                  by Sellers if at the time of such termination (i) Purchaser has failed to consummate the transactions contemplated hereby on, or within two (2) Business Days of, the date that the Closing would have occurred, pursuant to and subject to the provisions of Section 2.04, if Purchaser had not failed to consummate the transactions contemplated hereby when required hereby, (ii) all of the conditions set forth in Article VIII have been satisfied or irrevocably waived (other than those conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing were to have occurred on such date), and (iii) Sellers irrevocably confirmed by written notice to Purchaser on or prior to the date on which the Closing was required to occur pursuant to Section 2.04 that (A) the circumstances contemplated by clause (ii) of this sentence exist and (B) Sellers are ready, willing and able to, and will, consummate the transactions contemplated hereby.

Section 10.02                     Effect of Termination.

(a)                                 Except as provided in this Section 10.02, if this Agreement is validly terminated pursuant to Section 10.01, then this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party or any other Person in respect of this Agreement other than, subject to Section 10.03, for any willful material breach of this Agreement occurring prior to such termination and for willful misconduct or actual fraud; provided, that the agreements of the Parties in Article I, Section 5.06(b), Section 6.04, this Section 10.02, Section 10.03 and Article XI will continue to apply following any termination hereof.

(b)                                 Notwithstanding this Section 10.02 or anything else in this Agreement to the contrary, Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Purchaser obtain financing for or related to any of the transactions contemplated by this Agreement.

Section 10.03                     Termination Fee.

(a)                                 If Sellers terminate this Agreement pursuant to and in accordance with Section 10.01(d) or Section 10.01(e), then Purchaser shall pay or cause to be paid to Sellers to an account and in such proportion designated by NRGWG (on behalf of Sellers) at least two (2) Business Days prior to the date of payment, by wire transfer of immediately available funds within five (5) Business Days following the date of termination, an aggregate amount equal to $24,900,000 (the “Termination Fee”). Upon termination of this Agreement by Sellers pursuant to and in accordance with Section 10.01(d) or Section 10.01(e), Sellers’ right to receive the Termination Fee shall be the sole and exclusive remedy of Sellers and their Affiliates against Purchaser and its Affiliates, Financing Sources and Representatives, and its and their respective Related Persons (including Purchaser Guarantor) (collectively, the “Purchaser Parties”) for any Losses suffered as a result of any breach of or failure to perform under this Agreement (including any inaccuracy or breach of any representation, warranty, covenant, condition, agreement or obligation of Purchaser under this Agreement) or of the failure of the Closing to be consummated, or otherwise in connection with the transactions contemplated by this Agreement, and other than payment of such amount (as long as the Closing is not consummated), none of the Purchaser Parties shall have any Liability or obligations arising out of or relating to this Agreement or the transactions contemplated hereby, except for any obligation of Platinum Equity Advisors, LLC under the Confidentiality Agreement. Notwithstanding the foregoing, Sellers shall be permitted to seek both specific performance under Section 11.09 and payment of the Termination Fee; provided, however, in no event shall Sellers be entitled both to receive the Termination Fee and to a grant of specific performance under Section 11.09.  Notwithstanding anything in this Agreement to the contrary, under no circumstances (as long as the Closing does not occur) will Sellers and their respective Related Persons, in the aggregate, be entitled to (i) monetary damages or other Losses in excess of (or, where the Termination Fee is payable, other than) the amount of the Termination Fee, or (ii) monetary damages, Losses or other recourse of any kind (including the Termination Fee) from any Purchaser Party other than Purchaser and, solely to the extent set forth in the Limited Guarantee, Purchaser Guarantor.

(b)                                 The Parties acknowledge and agree that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges on behalf of itself and its Affiliates that the payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Sellers and their Affiliates in the circumstances in which such fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE XI
 MISCELLANEOUS

Section 11.01                     Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.  The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and shall not be deemed to create a partnership between any Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and no Person has any other special relationship with another Person that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

Section 11.02                     Survival.  Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Article I, Article II, Section 5.06(b), Section 5.08, Section 6.03, Section 6.04, Section 7.03 and this Article XI will survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Article I, Section 5.06(b), Section 6.04, Section 10.02, Section 10.03 and this Article XI will survive such termination. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

Section 11.03                     Expenses; Payments.

(a)                                 Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses, other than as provided in Section 11.03(b), incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Purchaser shall pay all costs and expenses (other than the costs and expenses for Sellers’ Representatives) directly related to (i) filings under the HSR Act and (ii) obtaining all Governmental or Regulatory Approvals required under this Agreement.

(c)                                  Each Party agrees that, where not otherwise specified, all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence).  Subject to the provisions of Section 2.05 (which shall govern any dispute arising thereunder), in the event any Action or Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Action or Proceeding is the prevailing party in such Action or Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such Action or Proceeding shall be reimbursed by the non-prevailing party in such Action or Proceeding; provided that if the defendant in such Action or Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action or Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis.  For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Action or Proceeding if the Person attempting to enforce its rights hereunder commences or threatens any such Action or Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) such defendant defeats any such claim(s).

Section 11.04                     Confidentiality.

(a)                                 Each Party will, and will cause its Affiliates and Representatives to, hold, in strict confidence, all documents and information concerning another Party or any of its Affiliates furnished to it by another Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential; provided, however, from and after the Closing, (x) such confidentiality obligations of Purchaser and its Affiliates and Representatives shall terminate with respect to all Confidential Information other than with respect to any Confidential Information that relates exclusively to any Sellers or its Affiliates (other than with respect to the Business, Purchased Assets, Assumed Liabilities and Project) and (y) all Confidential Information relating to the Business, Purchased Assets, Assumed Liabilities and Project shall be deemed to be the Confidential Information of Purchaser.  Except with respect to Purchaser to the extent Purchaser’s confidentiality obligations are terminated from and after the Closing pursuant to the previous sentence, in no event shall either Party distribute to third parties any Confidential Information; provided, however, that nothing in this Section 11.04 shall limit the disclosure by any Party of any Confidential Information:

(i)                                     to the extent required by Law or Order (provided that the disclosing Party agrees to give the non-disclosing Party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing Party to seek a protective order, oppose any action by the disclosing Party, or pursue any other appropriate remedy, if so desired by the non-disclosing Party).  If such a protective order or other remedy is not obtained, or if the non-disclosing Party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing Party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that it is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing Party (or such other Person required to disclose the Confidential Information), and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;

(ii)                                  in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(iii)                               to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives in breach of this Agreement or the Confidentiality Agreements; or

(iv)                              later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such Confidential Information confidential.

(b)                                 To the extent that any Confidential Information may include materials subject to the attorney-client privilege, no Party is waiving, and no Party will be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to any other Party, its Affiliates or their respective Representatives, regardless of whether the disclosing Party has asserted or is or may be entitled to assert such privileges and protections.  In furtherance of the foregoing, no Party nor its Affiliates shall claim or contend, in proceedings involving either Party, that any other Party waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to any other Party or its Affiliates) due to any Party’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to any other Party, its Affiliates or their respective Representatives.

(c)                                  In the event this Agreement is terminated in accordance with Section 10.01, upon the request of either Party, the other Party will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy and certify in writing as destroyed, or cause to be redelivered or destroyed and certified in writing as destroyed (as requested by such Party), all copies of Confidential Information furnished by such other Party in connection with this Agreement or the transactions contemplated hereby and all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such Confidential Information or its Affiliates or Representatives.

Section 11.05                     Announcements.  From the date of this Agreement until, or in connection with, the Closing, Sellers and Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom any Seller sells goods or provides services or with whom any Seller otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that for purposes of clarity, the foregoing shall not restrict such disclosures (a) that are necessary for the procurement of any required consents, approvals, payoff letters and similar documentation, (b) made by a Party to its Representatives as necessary in connection with the ordinary conduct of its business or the negotiation and consummation of the transactions contemplated hereunder or (c) that a Party determines in good faith, after consultation with legal counsel, is required by Law in order to discharge such Party’s or its Affiliates’ disclosure obligations; provided, further, that in the case of a disclosure pursuant to clause (c), the disclosing Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on such disclosure in advance of making such disclosure and shall promptly furnish the other Parties with a copy thereof.  Sellers and Purchaser shall also obtain the other’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary herein, Purchaser and its Affiliates shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby after the Closing, in connection with the customary fundraising, marketing, informational or reporting activities of Purchaser or its Affiliates, and Purchaser’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available, in each case, without Sellers’ consent.

Section 11.06                     No Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion.  Notwithstanding the foregoing, no waiver of Section 5.06, Section 10.03(a), this Section 11.06, Section 11.07, Section 11.11, Section 11.12, Section 11.13, Section 11.16, Section 11.17, Section 11.18 or Section 11.20 shall adversely affect the Financing Sources without the prior written consent of the Financing Sources.

Section 11.07                     Amendments.  Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Purchaser and Sellers; provided, however, that if Purchaser elects to obtain Debt Financing, any amendment to this Section 11.07, or any of Section 3.09, Section 5.06, Section 10.03(a), Section 11.06, Section 11.11, Section 11.12, Section 11.13, Section 11.16, Section 11.17(b), Section 11.18 or Section 11.20 shall not adversely affect the Financing Sources without the prior written consent of the Financing Sources.  Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Purchaser and Sellers, and any such waiver shall be effective only in the specific instance and for the purposes for which given.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 11.08                     Addresses for Notices.  All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or facsimile or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing.  Notices will be effective and deemed to have been given (a) when personally delivered, sent by fax or email (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (b) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.

If to Sellers:

GenOn Energy, Inc.
Energy Plaza
22nd Floor
1601 Bryan St.
Dallas, TX 75201
Attn:	Mr. Daniel McDevitt
Email:	Daniel.McDevitt@Genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP
609 Main Street
Houston, TX 77002
Attn:	Andrew Calder, P.C.
Shubi Arora, P.C.
Kim Hicks
Facsimile: (713) 836-3601
Email:	andrew.calder@kirkland.com
shubi.arora@kirkland.com
kim.hicks@kirkland.com

If to Purchaser:

Kestrel Acquisition, LLC
c/o Platinum Equity Advisors, LLC
1 Greenwich Office Park
North Building, Floor 2
Greenwich, CT 06831
Attn:	Louis Samson
Facsimile: (203) 542-9291
Email:	LSamson@platinumequity.com

and

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attn:	Eva Kalawski
Facsimile: (310) 712-1863
Email: EKalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 11th Street, N.W., Suite 1000
Washington, DC 20004
Attn:	David I. Brown
David A. Kurzweil
Facsimile: (202) 637-2201
Email:	David.Brown@lw.com
David.Kurzweil@lw.com

Section 11.09                     Specific Performance.  Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged.  Accordingly, each Party agrees that, subject to Section 10.03, (a) each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, including, with respect to Sellers, by requiring Purchaser to enforce its rights under the Equity Commitment Letter, in any action instituted in any state or federal court sitting in the Borough of Manhattan, the City of New York, New York, in addition to any other remedy to which such Person may be entitled, at law or in equity, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 11.09, none of the Parties would have entered into this Agreement.  The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, on or prior to the Termination Date, any Party brings any action, in each case in accordance with the terms hereof, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days, or (y) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event shall this Section 11.09, be used, alone or together with any other provision of this Agreement, to require Sellers to remedy any inaccuracy of any representation or warranty made by Sellers herein.

Section 11.10                     Captions.  The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.11                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations set forth in this Agreement, including Section 5.06, Section 10.03(a), Section 11.06, Section 11.07, Section 11.09, this Section 11.11, Section 11.12, Section 11.13, Section 11.16, Section 11.17, Section 11.18 or Section 11.20 shall be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (a) the liability of any Purchaser Party or (b) the obligations under the Limited Guarantee.

Section 11.12                     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of law) without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate or Affiliates of Purchaser or to the Financing Sources for collateral security purposes, but, in each case, such assignment shall not release Purchaser from its obligations hereunder.

Section 11.13                     No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than with respect to the Non-Party Affiliates identified in Section 11.14(b) and, in the event that Purchaser elects to obtain Debt Financing, the Financing Sources (and other Purchaser Parties) under Section 5.06, Section 10.03(a), Section 11.06, Section 11.11, Section 11.12, this Section 11.13, Section 11.16, Section 11.17(b), Section 11.18, Section 11.20 and the proviso of Section 11.07, each of which provisions is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Person.

Section 11.14                     Disclaimer; Non-Recourse.

(a)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND, WITHOUT LIMITING THE GENERALITY OF SECTION 6.04, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY

KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS AND/OR THE PROJECT.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE SELLER TRANSACTION DOCUMENTS, PURCHASER WAIVES, RELEASES AND FOREVER DISCHARGES ALL CLAIMS AND RIGHTS OF ACTION, WHETHER AT LAW OR EQUITY, AGAINST SELLERS OR THEIR AFFILIATES TO THE EXTENT ARISING WITH RESPECT TO THE PROJECT OR RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANY OTHER ENVIRONMENTAL LAWS.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT WITHOUT LIMITING THE OBLIGATIONS AND LIABILITIES OF PURCHASER SET FORTH IN SECTION 10.03(a), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY (I) CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, TREBLE DAMAGES OR DAMAGES FOR ANY LOST PROFITS OR BUSINESS, LOST BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR LOSS OF USE, (II) DAMAGES OR LOSSES BASED ON OR USING CALCULATION OF LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR DIMINUTION OF VALUE OR (III) DAMAGES BASED ON A MULTIPLE OF EARNINGS OR OTHER METRIC OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT; PROVIDED, THAT, THE FOREGOING CLAUSES (I), (II) AND (III) SHALL NOT BE APPLICABLE TO THE EXTENT THAT ANY SUCH DAMAGES (INCLUDING, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS) ARE (A) THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT OR (B) PAID OR PAYABLE PURSUANT TO SECTION 7.01 OR SECTION 7.02.

(b)                                 All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties.  No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party

Affiliates.  Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 11.14(b).

(c)                                  Notwithstanding anything to the contrary contained herein or provided for under any applicable Law or Order, except with respect to any such damages sought by third parties against Purchaser or Sellers, no party hereto will, in any event, be liable to any other party hereto, either in contract or in tort, for any punitive damages or any damages or Losses resulting from the transactions contemplated hereby in excess of the Purchase Price.

Section 11.15                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties to this Agreement may execute this Agreement by signing any such counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.

Section 11.16                     Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of New York and any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of New York, including its statutes of limitations, without giving effect to any conflict of law or other rule that would result in the application of the laws of a different jurisdiction.

Section 11.17                     Consent to Jurisdiction.

(a)                                 For all purposes of this Agreement (other than Section 2.05(b), which shall govern all disputes thereunder), and for all purposes of any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of the state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding shall be heard and determined in such New York court or, to the extent permitted by law, in such federal court; provided that each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law or at equity.  Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (i) any objection that it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any state and federal courts within the Borough of Manhattan, the City of New York, New York; and (ii) the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(b)                                 Notwithstanding anything in this Agreement to the contrary and without limitation of the rights of the Financing Sources set forth in Section 11.20, the Parties hereby agree that they will not bring or support, or permit any of their Affiliates or Representatives to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 11.18                     Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT, OR PROCEEDING (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER, INCLUDING, IN THE EVENT THAT PURCHASER ELECTS TO OBTAIN DEBT FINANCING HEREUNDER ANY LEGAL ACTION, SUIT, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH THE FINANCING OR ANY CLAIM OR PROCEEDING INVOLVING THE FINANCING SOURCES.

Section 11.19                     Disclosure.  Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed disclosed in each other section of the Seller Disclosure Schedule to which such fact or item may apply so long as (a) such other section is referenced by applicable cross-reference or (b) it is reasonably apparent on the face of such disclosure that such disclosure is applicable such other section.  The headings contained in the Seller Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Seller Disclosure Schedule or this Agreement.  The Seller Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed.  Any fact or item disclosed in the Seller Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes.  No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The information contained in the Seller Disclosure Schedule shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.20                     Financing Sources.  In the event that Purchaser elects to obtain Debt Financing, notwithstanding anything in this Agreement to the contrary, none of Sellers or any of their Affiliates or Representatives, or each of their successors or permitted assigns, shall have, and Sellers hereby waive, any rights or claims against each of the Financing Sources in connection with this Agreement, any Debt Commitment Letter, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby in connection with the Debt Financing, whether at law or equity, in contract, in tort or otherwise, or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and each Seller (on behalf of itself, its Affiliates and any of its or their respective Related Persons) agrees not to commence any Action or Proceeding against any Financing Source in connection with this Agreement, any Debt Commitment Letter, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability to the Sellers (or any of their respective Related Persons) in connection with this Agreement, any Debt Commitment Letter, or the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby in connection with the Debt Financing.  Without limiting the foregoing, the Financing Sources, their respective Affiliates and their respective successors and permitted assigns shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Purchaser hereto and are express third party beneficiaries of this Section 11.20.  Nothing in this Section 11.20, will limit the rights of Purchaser in respect of the Debt Financing under any commitment letter, related fee letters or any definitive documentation in respect of the foregoing.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each party hereto as of the date first above written.

SELLERS:

NRG WHOLESALE GENERATION L.P.

BY: NRG Wholesale Generation GP, LLC,
its general partner

By:	/s/ Mark A. McFarland
Name: Mark A. McFarland
Title: President

RRI ENERGY SERVICES, LLC

By:	/s/ Mark A. McFarland
Name: Mark A. McFarland
Title: Vice President

PURCHASER:

KESTREL ACQUISITION, LLC

By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President and Secretary

EXHIBIT A*

FORM OF ASSIGNMENT AND ASSUMPTION OF EASEMENT AGREEMENTS

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT B*

FORM OF BILL OF SALE ASSIGNMENT AND ASSUMPTION AGREEMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT C*

CAPEX BUDGET

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT D*

FORM OF DEED

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT E*

EXCLUDED PROJECT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT F*

HUNTERSTOWN CT FACILITY

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT G*

SERVICE AND PARTS AGREEMENTS (LTSAs)

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT H*

PROJECT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT I*

SURVEYS

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

EXHIBIT J*

FORM OF FIRPTA CERTIFICATE

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

ANNEX A*

WORKING CAPITAL ADJUSTMENT

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.

SCHEDULES*

*Omitted pursuant to Item 601(b)(2) of Regulation S-K.